Exhibit 10.2

JPMORGAN CHASE BANK, N.A. 2200 Ross Avenue 3rd Floor Dallas, TX 75201	BANK OF AMERICA, N.A. 1 Cowboys Way Suite 500 Frisco, TX 75034	WELLS FARGO BANK, NATIONAL ASSOCIATION 1445 Ross Avenue Suite 4500 Dallas, TX 75202	CAPITAL ONE, NATIONAL ASSOCIATION 201 St. Charles Avenue 18th Floor New Orleans, LA 70170

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH Eleven Madison Avenue 11th Floor New York, NY 10010-3629	ROYAL BANK OF CANADA 200 Vesey Street 12th Floor New York, NY 10281	ABN AMRO CAPITAL USA LLC 100 Park Avenue 17th Floor New York, NY 10017	COMERICA BANK P.O. Box 650282 Dallas, TX 75265-0282

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH 1001 Fannin Street Suite 4450 Houston, TX 77002	ING CAPITAL LLC 1111 Bagby Street Suite 2650 Houston, TX 77002	TRUIST BANK 401 East Jackson Street Mail Code – 4104 Tampa, FL 33602	KEYBANK NATIONAL ASSOCIATION 127 Public Square Second Floor Cleveland, OH 44114-1306

	FIFTH THIRD BANK, NATIONAL ASSOCIATION 515 North Flagler Drive Suite 703 West Palm Beach, FL 33401	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282

July 28, 2020

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
Attention: Mark C. Allen

Senior Secured Revolving Credit Facility Commitment Letter
Ladies and Gentlemen:
Denbury Resources Inc., a Delaware corporation (the “Borrower” or “you”) has advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BofA”), Wells Fargo Bank, National Association (“Wells”), Capital One, National Association (“Capital One”), Credit Suisse AG, Cayman Islands Branch (“CSAG”), Royal Bank of Canada (“RBC”), ABN AMRO Capital USA LLC (“ABN”), Comerica Bank (“Comerica”), Canadian Imperial Bank of Commerce, New York Branch (“CIBC”), ING Capital LLC (“ING”), Truist Bank (“Truist”), KeyBank National Association (“KeyBank”), Fifth Third Bank, National Association (“Fifth Third”) and Goldman Sachs Bank USA (“Goldman”, and together with JPMorgan, BofA, Wells,

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Capital One, CSAG, RBC, ABN, Comerica, CIBC, ING, Truist, KeyBank and Fifth Third, collectively, the “Initial Lenders”, “we”, “our” or “us”) that the Borrower and certain of its subsidiaries (collectively with the Borrower, the “Credit Parties”) will on or about the date hereof file voluntary petitions commencing cases under title 11 of the United States Code (the “Chapter 11 Cases”, and such code, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement the Transactions (as defined below). In connection therewith, you have requested that the Initial Lenders provide financing to (a) refinance (the “Refinancing”) any outstanding Pre-Petition Secured Indebtedness (as defined in the DIP Term Sheet (as defined below)) that was not converted into DIP Obligations (as defined in the Exit Facility Term Sheet (as defined below)) and any outstanding indebtedness under that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement, to be dated on or about the date hereof (as amended from time to time, the “DIP Credit Agreement”), among the Borrower, the other Credit Parties party thereto and each of the Initial Lenders party thereto, via a cashless conversion on the Conversion Date (as defined in the Exit Facility Term Sheet) in accordance with the terms of the Exit Facility Term Sheet, (b) pay fees, commissions and expenses in connection with the Transactions and (c) finance ongoing working capital requirements and other general corporate purposes of the Credit Parties, all as more fully described in the Exit Facility Term Sheet (as defined below).

This Commitment Letter (as defined below) describes the general terms and conditions for a senior secured exit facility constituting a reserve-based revolving credit facility of up to an aggregate maximum credit amount of $615,000,000 (the “Revolving Facility”) on substantially the terms described in, and subject to the conditions precedent set forth in, the Exit Facility Term Sheet attached hereto as Exhibit A (the “Exit Facility Term Sheet”), with availability thereunder being subject to an initial borrowing base (the “Initial Borrowing Base”), which Initial Borrowing Base will not, in any event, be greater than the borrowing base in effect under the DIP Credit Agreement immediately prior to the Conversion Date. The Initial Borrowing Base will be determined in accordance with the terms of the Exit Facility Term Sheet and will be determined by the Administrative Agent (and approved by the Initial Lenders constituting the Required Lenders (as defined in the Exit Facility Term Sheet), including JPMorgan) in good faith in their sole discretion, based upon the Initial Reserve Report and such other reports, data and supplemental information (including status of title information with respect to proved oil and gas properties, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion, acting in good faith and consistent with its normal oil and gas lending criteria as it exists at such time for such purpose with respect to similar oil and gas reserve-based credits for similarly situated borrowers.

As used herein, the term “Transactions” means, collectively, (a) the restructuring contemplated under the Chapter 11 Cases, (b) the Refinancing, (c) the initial borrowings and other extensions of credit under the Revolving Facility on the Conversion Date and (d) the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Exit Facility Term Sheet and any other annexes, exhibits or other attachments hereto, are hereinafter collectively referred to as the “Commitment Letter”.

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Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exit Facility Term Sheet attached hereto.

1.	Commitments and Undertakings

In connection with the Transactions, subject to the terms and conditions set forth in this Commitment Letter, each of the Initial Lenders is pleased to advise you of its several (and not joint) commitment to provide the following percentages with respect to the Initial Borrowing Base under the Revolving Facility: (i) JPMorgan, 10.646242907%, (ii) BofA, 10.380086836%, (iii) Wells, 10.380086836%, (iv) Capital One, 9.861086021%, (v) CSAG, 8.596841229%, (vi) RBC, 8.144375824%, (vii) ABN, 8.144339324%, (viii) Comerica, 8.143868860%, (ix) CIBC, 7.300280850%, (x) ING, 5.748971171%, (xi) Truist, 4.562675532%, (xii) KeyBank, 3.832647447%, (xiii) Fifth Third, 3.193872872% and (xiv) Goldman, 1.064624291%, which in the aggregate for all Initial Lenders, equals 100% of the Revolving Facility.

2.	Titles and Roles

It is agreed that (a) JPMorgan will act as a lead arranger and bookrunner for the Revolving Facility (acting in such capacities, the “Lead Arranger”) and (b) JPMorgan will act as administrative agent and collateral agent for the Revolving Facility. You further agree that the Lead Arranger shall not have any other responsibilities except as otherwise mutually agreed. You agree that, except as otherwise set forth in the Exit Facility Term Sheet, (i) no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed and (ii) no other titles will be awarded unless you and JPMorgan shall so reasonably agree. You further agree that no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Revolving Facility unless you and JPMorgan shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Revolving Facility than JPMorgan).

3.	Information

You hereby represent and warrant that (a) all written information (including all financial information, reserve information and reports, information to conduct diligence and Projections (as defined below), that JPMorgan may reasonably request in connection with the arrangement of the Revolving Facility (the “Information Materials”)), other than (x) the financial projections and other forward-looking information (collectively, the “Projections”) and (y) information of a general economic or general industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by

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the Initial Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Conversion Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging the Revolving Facility we may use and rely on the Information and Projections without independent verification thereof.

You will assist us in preparing Information Materials, including but not limited to a confidential information memorandum or lender slides, for distribution to the Lenders (as defined in the Exit Facility Term Sheet). If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by the Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (x) no MNPI is contained therein or (y) neither the Borrower nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time.

You hereby authorize JPMorgan to download copies of the Credit Parties’ trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by JPMorgan to be its electronic transmission system (an “Electronic Platform”) established by JPMorgan to perform services in its capacity as the administrative agent of the Revolving Facility and to use the Credit Parties’ trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the administration of the Revolving Facility, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Revolving Facility in financial and other newspapers, journals, the World Wide Web, our home page or otherwise, at our own expense describing our services to the Credit Parties hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Revolving Facility.

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4.	Fees

As consideration for the commitments and agreements of the Initial Lenders hereunder, you agree to pay or cause to be paid the fees described in that certain DIP and Exit Facilities Fee Letter, dated as of the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

5.	Conditions

Each Initial Lender’s commitments and agreements hereunder are subject to the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions to Initial Borrowing and Closing of Revolving Facility”. It being understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Revolving Facility Documentation other than those expressly stated in this Section 5. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, your obligations hereunder and thereunder are subject to the entry of the Final Order (as defined in the DIP Term Sheet attached as Exhibit B hereto (the “DIP Term Sheet”) by the Bankruptcy Court.

6.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Initial Lenders, the Lead Arranger and any other arrangers or agents in respect of the Revolving Facility appointed pursuant to this Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Revolving Facility, the use of the proceeds thereof, or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand with customary backup documentation for any reasonable and documented out-of-pocket legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of counsel, to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to all indemnified persons, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”), (ii) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from a material breach of the obligations of such indemnified person or affiliate of such indemnified person under

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this Commitment Letter or the Revolving Facility or (iii) to the extent arising from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with this Commitment Letter, the Fee Letter, the Revolving Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates; and (b) regardless of whether the Conversion Date occurs, to reimburse each Initial Lender and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, financial advisor’s fees, consultant’s fees, travel expenses, and the fees, charges and disbursements of a single outside counsel) incurred in connection with the Revolving Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation in connection with the Revolving Facility) or the administration, amendment, modification or waiver thereof (limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to the indemnified persons, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected persons). No indemnified person shall be liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the Revolving Facility, or in connection with its activities related to the Revolving Facility, and you agree, to the extent permitted by applicable law, not to assert any claims against any indemnified person with respect to the foregoing. None of the indemnified persons or you or any of your or their respective Related Parties shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Revolving Facility, or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (x) includes a full and unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan, any other Initial Lender, the Lead Arranger and the other indemnified persons.

7.	Sharing of Information, Affiliate Activities, Absence of Fiduciary Relationship

JPMorgan, the other Initial Lenders and the Lead Arranger may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the Transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject

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to the obligations, of JPMorgan, the other Initial Lenders and the Lead Arranger hereunder. JPMorgan, each other Initial Lender and the Lead Arranger shall be responsible for its respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that any of the Initial Lenders or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each Initial Lender agrees severally (and not jointly) that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and it will not furnish any such information to other companies. You also acknowledge that the Initial Lenders have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Initial Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, an Initial Lender and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by an Initial Lender, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You agree that the Initial Lenders and the Lead Arranger will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Initial Lender or the Lead Arranger and you, your respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Initial Lender or the Lead Arranger and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction each Initial Lender and the Lead Arranger and, if applicable, its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (c) each Initial Lender and the Lead Arranger, if applicable, and each of their respective affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Lender or the Lead Arranger or any of its respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (x) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (y) you are capable of evaluating and you understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither JPMorgan, nor any other Initial Lender or the Lead Arranger shall have any responsibility or liability to you with respect thereto, and (z) no

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Initial Lender or the Lead Arranger is advising the Credit Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by JPMorgan or any other Initial Lender or the Lead Arranger of the Credit Parties, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan or such other Initial Lender or the Lead Arranger, respectively, and shall not be on behalf of the Credit Parties. You agree that you will not assert any claim against JPMorgan or any other Initial Lender or the Lead Arranger based on an alleged breach of fiduciary duty by JPMorgan or such other Initial Lender or the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) as may be required by or in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), (c) if the Initial Lenders consent in writing to such proposed disclosure, (d) in connection with the enforcement of your rights hereunder or under the Fee Letter or (e) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed (x) in connection with the syndication or arrangement of the Revolving Facility or in connection with, and as may be required for, any public filing and (y) to the parties to that certain Restructuring Support Agreement dated as of even date herewith to which this Commitment Letter will be attached to and to any party required by the Bankruptcy Court. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal in form and substance reasonably satisfactory to JPMorgan or in a redacted manner in form and substance reasonably satisfactory to JPMorgan and provide an unredacted copy of the Fee Letter to (u) the Bankruptcy Court, (v) the Office of the United States Trustee for the Southern District of Texas, (w) the advisors to the official committee of unsecured creditors appointed in the Chapter 11 Cases, (x) Paul, Weiss, Rifkind, Wharton and Garrison LLP, as counsel to the holders of the Second Lien Notes (as defined in the Plan), (y) Akin Gump Strauss Hauer & Feld LLP as counsel to the holders of the Convertible Notes (as defined in the Plan), and (z) any other party or advisor as required by the Bankruptcy Court; provided, that the disclosure of the Fee Letter to such advisors is on a confidential, “professionals only” basis.

Each Initial Lender severally (and not jointly) shall use all nonpublic information received by it in connection with the Revolving Facility and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Initial Lender from disclosing any such information (a) to any Lenders or participants or prospective

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Lenders or participants, (b) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Initial Lender shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over JPMorgan, an Initial Lender or the Lead Arranger, or any of its respective affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Initial Lender (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Initial Lender shall be responsible for its respective affiliates’ compliance with this paragraph) solely in connection with the Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Initial Lender, its affiliates or Representatives in breach of this Commitment Letter or any applicable confidentiality obligation to you, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the Revolving Facility and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance in writing by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Initial Lender or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (a) the Conversion Date and (b) one year following the date of this Commitment Letter.

9.	Assignments

This Commitment Letter shall not be assignable by you without the prior written consent of each Initial Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.

10.	Acceptance/ Expiration of Commitments

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., Dallas, Texas time, on July 29, 2020 (the “Acceptance Deadline”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the

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event that the initial borrowings or the roll-up under the DIP Facility do not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Revolving Facility) shall automatically terminate unless the Initial Lenders shall, in their discretion, agree to an extension. In addition, if not otherwise terminated in accordance with the immediately preceding sentence, this Commitment Letter and the commitments hereunder shall automatically terminate without further action or notice on the first day after the Maturity Date (as defined under the DIP Term Sheet) if the Conversion Date shall not have occurred by such time.

For purposes of this Commitment Letter, “Expiration Date” means 5:00 p.m., Dallas, Texas time on the date that is thirty-five (35) days after the Petition Date (as defined in the DIP Term Sheet) if the Final Order (as defined in the DIP Term Sheet) has not been entered by the Bankruptcy Court on or prior to such date.

11.	Miscellaneous

Each Initial Lender reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Initial Lender in such manner as such Initial Lender and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Initial Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Revolving Facility and set forth the entire understanding of the parties with respect thereto.

THIS COMMITMENT LETTER AND THE FEE LETTER AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF AND, TO THE EXTENT APPLICABLE, TITLE 11 OF THE UNITED STATES CODE. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process,

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summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the Initial Lenders hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Initial Lenders and each Lender.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation for the Revolving Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Revolving Facility Documentation upon the occurrence of the effectiveness thereof.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and an Initial Lender

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

[Signature Page to Commitment Letter – Denbury Resources Inc.]

LENDERS:

BANK OF AMERICA, N.A.,
as an Initial Lender

By:	/s/ Tyler D. Levings
Name:	Tyler D. Levings
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Edward Markham
Name:	Edward Markham
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CAPITAL ONE, NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Michael P. Robinson
Name:	Michael P. Robinson
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as an Initial Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ROYAL BANK OF CANADA,
as an Initial Lender

By:	/s/ Amy G. Josephson
Name:	Amy G. Josephson
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ABN AMRO CAPITAL USA LLC,
as an Initial Lender

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:	Executive Director

By:	/s/ Anna Ferreira
Name:	Anna Ferreira
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

COMERICA BANK,
as an Initial Lender

By:	/s/ Lesley B. Higginbotham
Name:	Lesley B. Higginbotham
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as an Initial Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

By:	/s/ Jacob W. Lewis
Name:	Jacob W. Lewis
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ING CAPITAL LLC,
as an Initial Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

TRUIST BANK (as successor by merger to SunTrust Bank),
as an Initial Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

KEYBANK NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Dale Conder
Name:	Dale Conder
Title:	SVP

[Signature Page to Commitment Letter – Denbury Resources Inc.]

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as an Initial Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

GOLDMAN SACHS BANK USA,
as an Initial Lender

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

Agreed to and accepted as of the date first above written:

DENBURY RESOURCES INC.,
a Delaware corporation

	By:	/s/ Mark C. Allen
	Name:	Mark C. Allen
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Commitment Letter – Denbury Resources Inc.]

Exhibit A

Exit Facility Term Sheet

Exhibit A to Commitment Letter – Denbury Resources Inc.

DENBURY RESOURCES INC.
$615,000,000 Senior Secured Revolving Credit Facility

Borrower:	Denbury Resources Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Revolving Facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders from time to time party thereto (together with JPMCB and the Initial Lenders, the “Lenders”). On the Conversion Date (as defined below), the Lenders shall constitute all of the Existing Lenders (as defined below) participating in the DIP Facility (as defined below).

Joint Bookrunners and Lead Arrangers:
JPMCB, Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, in their respective capacities as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) for the Revolving Facility.

Co-Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Co-Documentation Agents:	Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC.
Revolving Credit Facility:
A senior secured revolving credit facility (the “Revolving Facility”, and the commitments thereunder, the “RBL Commitments”) in an aggregate maximum principal amount of $615,000,000 (the “Maximum Amount”), subject to availability as described under the heading “Availability” below. The loans under the Revolving Facility are collectively referred to as “Revolving Loans” or the “Loans”.

Swingline:
In connection with the Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility in U.S. dollars under which the Borrower may make short term borrowings upon same day notice up to an aggregate amount not to exceed $25,000,000 in minimum principal amounts of $100,000 or increments of $10,000 in excess thereof subject to customary notice requirements. Any such swingline borrowing will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their RBL Commitments.
Purpose / Use of Proceeds:
(A)The proceeds of borrowings under the Revolving Facility may be used by the Borrower (i) for payments of certain fees, costs and expenses in connection with the Borrower’s exit from chapter 11 and refinancing certain debt in connection therewith (including, without limitation, the DIP Facility (as defined in the DIP Term Sheet)), (ii) to make investments, payments, dividends or distributions on, or redemptions of, the Borrower’s capital stock to the extent permitted under the Revolving Facility, (iii) to provide for the working capital needs of the Borrower and its subsidiaries, (iv) to pay the fees and expenses related to the Revolving Facility, and (v) for other general corporate purposes, including, without limitation, the exploration, acquisition and development of oil and gas properties.

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(B) Letters of credit are used by the Borrower and its restricted subsidiaries for general corporate purposes, including, without limitation, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Borrower’s business and to support deposits required under purchase agreements pursuant to which the Borrower or one or more restricted subsidiaries may acquire oil and gas assets.

Availability:
So long as the Total Outstandings (as defined below) do not exceed the Revolving Loan Limit (as defined below): (i) Revolving Loans will be available at any time (on same day notice in the case of ABR (as defined in Annex I) Loans) prior to the Maturity Date (as defined below), in minimum principal amounts of $1,000,000 or increments of $100,000 in excess thereof, (ii) Letters of Credit under the Revolving Facility will be issued as described in the section entitled “Letters of Credit” below and (iii) amounts repaid under the Revolving Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of Revolving Loans then outstanding plus the aggregate stated amount of all issued but undrawn Letters of Credit (as hereinafter defined) and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender (as hereinafter defined)).

“Revolving Loan Limit” means, the least of (i) the RBL Commitments, (ii) the Borrowing Base (as hereinafter defined) and (iii) the Maximum Amount.
For purposes hereof, “Availability” shall mean an amount (if positive) equal to the Revolving Loan Limit less Total Outstandings.

Borrowing Base:
The borrowing base for the Revolving Facility will be based on the loan value of the Credit Parties’ (as hereinafter defined) proved oil and gas reserves as reflected in a Reserve Report (as hereinafter defined) and other oil and gas properties of the Credit Parties, in each case located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below (the “Borrowing Base”).

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The initial Borrowing Base as of the Conversion Date will be an amount determined by the Required Lenders based on the Initial Reserve Report (as defined below) (but will not, in any event, be an amount in excess of the borrowing base in effect under the DIP Facility immediately prior to the Conversion Date) and will remain at such level until, subject to the Borrower’s right of optional re-determination and any Adjustment (as hereafter defined), the next re-determination date, which re-determination date shall be subject to adjustment as set forth in the Revolving Facility. The Borrowing Base shall be re-determined semi-annually on or about May 1 and November 1 of each year (or in each case, such date reasonably practicable thereafter), beginning on the first May 1 or November 1 after the Conversion Date (as defined below), based upon a reserve report prepared as of the immediately preceding June 30 (with regard to the November 1 redetermination) or December 31 (with regard to the May 1 redetermination), and delivered on or before October 1 (with regard to the November 1 redetermination) and April 1 (with regard to the May 1 redetermination), as applicable (each such report, a “Reserve Report”), and other related information, if any, required to be delivered to the Administrative Agent; provided that if the Conversion Date occurs less than 90 days prior to the first May 1 or November 1 thereafter, then the first scheduled Borrowing Base redetermination after the Conversion Date shall occur on the next May 1 or November 1, whichever is first. Each Reserve Report shall be in a form reasonably acceptable to the Administrative Agent. Subject to the following two sentences, all Reserve Reports, including those prepared in connection with a re-determination, may be prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries. Each December 31st Reserve Report shall be prepared by (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., or (e) at the Borrower’s election, such other independent petroleum engineering firm reasonably acceptable to the Administrative Agent (each, an “Approved Petroleum Engineer”). Each June 30th Reserve Report will be prepared, at the Borrower’s option, by an Approved Petroleum Engineer or internally under the supervision of the chief petroleum engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

The Borrowing Base shall be proposed by the Administrative Agent and approved by all of the Lenders (in the case of increases) or the Required Lenders (as hereinafter defined) (in the case of decreases or reaffirmation) as provided below. Each determination of the Borrowing Base shall be made by the Administrative Agent and, to the extent any determination represents an increase in the Borrowing Base in effect immediately prior to such determination, all of the Lenders, and to the extent any determination represents a decrease in or reaffirmation of, the Borrowing Base in effect immediately prior to such determination, the Required Lenders, in each case, in their respective sole discretion, but in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and as specified in the Revolving Facility Documentation (as defined below); provided that no Lender shall be required to increase its commitment amount under the Revolving Facility in connection with an increase in the Borrowing Base.

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The Borrower and the Administrative Agent (at the direction of the Required Lenders) shall each have the option to request one unscheduled re-determination of the Borrowing Base between each scheduled redetermination (including prior to the first scheduled re-determination date). To the extent any re-determination represents an increase in the Borrowing Base in effect immediately prior to such re-determination, such Borrowing Base will be the largest amount approved by all of the Lenders, and to the extent any re-determination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such re-determination, such Borrowing Base will be the largest amount approved by the Required Lenders.

In addition to the foregoing scheduled and unscheduled re-determinations, the Borrowing Base is also subject to adjustments (each, an “Adjustment”) between re-determinations in connection with:

(i) sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments) of Borrowing Base Properties (as hereinafter defined) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case since the later of (A) the most recent re-determination date and (B) the last adjustment made pursuant to this clause (i), and with an aggregate value (together with the economic value of any earlier sales or dispositions during such period or any early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base (net of (x) any positions entered into (1) contemporaneously with such early monetization or termination or (2) since the last re-determination of the Borrowing Base and (y) acquisitions consummated since the last re-determination with respect to which the Borrower has delivered a Reserve Report and other engineering information reasonably satisfactory to the Administrative Agent)) exceeding 5% of the Borrowing Base then in effect;

(ii) at the Borrower’s election, acquisitions (including in connection with the designation of an unrestricted subsidiary as a restricted subsidiary) of domestic oil and gas properties between scheduled redeterminations, with an aggregate value (together with the economic value of any earlier such acquisitions during such period) exceeding 5% of the Borrowing Base then in effect; and

(iii) upon the issuance of any senior unsecured or senior subordinated loans or notes after the Conversion Date (“Specified Additional Debt”), other than permitted refinancing debt in respect thereof, the Borrowing Base will be immediately reduced by $0.25 for every $1.00 of the principal amount of Specified Additional Debt.

The Borrower may on any re-determination date elect a reduced Borrowing Base.

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Accordion:
The Revolving Facility shall permit the Borrower to increase commitments under the Revolving Facility (any such increase, an “Incremental Increase”) at any time and from time to time in a minimum amount per increase of at least $25,000,000 (and increments of $1,000,000 above that minimum), up to a maximum aggregate incremental commitment such that after giving effect thereto the total RBL Commitments shall not exceed the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Amount; provided that (i) no existing Lender will be required to participate in any such Incremental Increase without its consent, (ii) no Event of Default under the Revolving Facility shall exist after giving effect thereto, (iii) the Administrative Agent, the Swingline Lender and the Issuing Lender shall have been given notice of the Incremental Increase, (iv) the Borrower shall have paid to the Administrative Agent, for payment to any increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and each such Lender or Lenders and (v) such Incremental Increase shall be on the same terms (including the same maturity date) and pursuant to the same documentation applicable to the Revolving Facility (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase (provided that the Applicable Margin of the Revolving Facility may be increased to be consistent with the applicable margin for such Incremental Increase)).

The Borrower may seek commitments in respect of the Incremental Increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (in each case (i.e., existing or new Lenders), with the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, such consent not to be unreasonably withheld or delayed)) (“Additional Lenders”) or from both existing Lenders and Additional Lenders.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit A.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum.

Letters of Credit:
An aggregate amount of $100,000,000 (as may be increased solely with the consent of the Administrative Agent and the Issuing Lender) of the Revolving Facility shall be available to the Borrower for the purpose of issuing standby letters of credit (the “Letters of Credit”). Letters of Credit will be issued by JPMCB or any of its affiliates or any replacement or successor thereof (the “Issuing Lender”). The Administrative Agent will be promptly notified by the Borrower and the Issuing Lender of each issuance, extension or amendment of a Letter of Credit. Each Letter of Credit shall expire not later than the earlier of (a) 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) after its date of issuance or such longer period of time as may be agreed by the Issuing Lender and (b) the fifth business day prior to the Maturity Date; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) or such longer period of time as may be agreed by the Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender; provided that no Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

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Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments.

On the Conversion Date, all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) under the DIP Facility shall automatically be deemed issued under the Revolving Facility as “Letter of Credit”.

Final Maturity:
The Revolving Facility will mature, and lending commitments will terminate, on the date that is 42 months after the Petition Date (as defined in the DIP Term Sheet, as defined below) (the “Maturity Date”).

Guarantees:
All obligations of the Credit Parties (the “Obligations”) under (i) the Revolving Facility and Revolving Facility Documentation, (ii) interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements entered into with any Lender or any affiliate of a Lender (including any hedging agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (the “Hedging Arrangements”) and (iii) treasury management arrangements entered into with any Lender or any affiliate of a Lender (including any treasury agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (“Treasury Arrangements”) will, in each case, be unconditionally guaranteed jointly and severally on a pari passu senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect subsidiary of the Borrower other than an Excluded Subsidiary (as defined below) (the “Guarantors”; together with the Borrower, the “Credit Parties”). Notwithstanding the foregoing, any subsidiary that owns Borrowing Base Properties shall be required to be a Guarantor.

The Borrower will not be permitted to create or acquire any foreign subsidiaries without the prior written consent of the Administrative Agent.
“Approved Counterparty” means any person if such person or its credit support provider has a long-term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
The Revolving Facility Documentation contains customary provisions to address the status of Guarantors as eligible contract participants.

Subject to the investments covenant in the Revolving Facility Documentation and other customary limitations, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries are not subject to the representations and warranties, covenants, events of default or other provisions of the Revolving Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Revolving Facility Documentation except to the extent that distributions in the form of cash or cash equivalents are received by a Credit Party therefrom.

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Security:
Subject to the limitations set forth below in the Revolving Facility, the Obligations, including in respect of the Guarantees and any Hedging Arrangements or Treasury Arrangements, shall be secured by the following (collectively, but excluding the Excluded Assets (as hereinafter defined), the “Collateral”): (a) substantially all personal property of the Credit Parties, including, without limitation, (i) a first-priority (subject to permitted liens) perfected pledge of all the equity interests of each direct material wholly-owned restricted U.S. subsidiary held by any Credit Party and the equity interests of any Guarantor, (ii) a first priority (subject to permitted liens) perfected security interest in all of the Credit Parties’ commodity hedge contracts and the proceeds thereof and (iii) a first-priority (subject to permitted liens) perfected security interest in all deposit accounts, securities accounts and commodity accounts of the Credit Parties other than Excluded Accounts (as defined below); and (b) first-priority (subject to permitted liens) perfected real property mortgages on oil and gas reserves and related assets of the Credit Parties located in the United States included in the most recent Reserve Report delivered to the Administrative Agent (such properties, the “Borrowing Base Properties”) and representing not less than ninety percent (90%) of the PV-9 of the Borrowing Base Properties.

The Borrower shall provide reasonably satisfactory title information on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report.

“PV-9” means, with respect to any proved reserves expected to be produced from any oil and gas properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

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For the avoidance of doubt, the Collateral shall exclude the following: (i) any real property (owned or leased), any midstream assets, and any oil and gas properties (owned or leased) other than those constituting Borrowing Base Properties, (ii) any contract, license, agreement, instrument or other document (or any items of property, subject thereto) to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Credit Party to terminate (or materially modify) or requires any consent not obtained under, any such contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law, (iii) intellectual property and licenses, including any United States “intent to use” trademark applications for which a statement of use has not been filed, in relation to which any applicable law, or any agreement with a domain name registrar or any other person entered into by any grantor, prohibits the creation of a security interest therein or would otherwise invalidate or result in the abandonment of any of such grantor’s right, title or interest therein, (iv) any motor vehicles and other assets subject to certificates of title (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (v) letter of credit rights (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (vi) margin stock, (vii) any building or manufactured (mobile) home located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, (viii) any consumer goods, (ix) any Excluded Accounts, (x) equity interests in Excluded Subsidiaries, (xi) the Genesis Assets (as defined below), (xii) those assets as to which the Administrative Agent reasonably determines that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (xiii) other exceptions to be reasonably agreed by the Administrative Agent and the Borrower. The foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”.

“Genesis Assets” means, collectively, (a) that certain Pipeline Financing Lease Agreement, dated as of May 30, 2008 (as amended), among Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC, (b) any interest, title and right that the Credit Parties have to the “Pipeline System” (as defined in the Pipeline Financing Lease Agreement) (hereinafter referred to as the “Pipeline System”), (c) any proceeds received at any time resulting from the sale or other disposition of all or part of the Credit Parties’ interest, title and right to the Pipeline System, and (d) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Pipeline System.

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“Excluded Accounts” means, collectively, (a) any deposit account, securities account or commodity account that is exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit parties or any of their subsidiaries, (b) any deposit account, securities account or commodity account that is exclusively used in the ordinary course of the Credit Parties’ business for (i) deposits that are escrowed amounts in connection with transactions with third parties or (ii) deposits that are pledged to third parties to secure obligations (other than debt for borrowed money) incurred in the ordinary course of the Credit Parties’ business, (c) any deposit account, securities account or commodity account that is exclusively used for deposits to fund one or more political action committees of the Credit Parties so long as the balance of all such deposit accounts, securities accounts and commodity accounts does not in the aggregate exceed $1,000,000 at any time, (d) any deposit account that is a zero balance account, (e) any deposit account, commodity account or securities account so long as the balance in each such account, individually, does not at any time exceed $1,000,000 and the aggregate balance of all such deposit accounts, commodity accounts and securities accounts does not at any time exceed $3,000,000, (f) any deposit account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Debtors) to be used exclusively in the ordinary course of the Debtors’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Debtors), and (g) the Professional Fee Escrow Account (as defined in the Plan (as defined in the DIP Term Sheet)) so long as, at any time, the balance in such account includes only the amounts deposited therein on or prior to the Conversion Date in accordance with the Plan.

“Excluded Subsidiary” means (a) any subsidiary that is not a wholly-owned domestic Material Subsidiary, “Material Subsidiary” shall mean each subsidiary whose revenues or total assets are less than 7.5% of the consolidated revenues or total assets of the Borrower and its restricted subsidiaries (provided that if at any time the aggregate amount of revenues or total assets of all such subsidiaries of the Borrower excluded as Guarantors pursuant to this clause (a) exceeds 10% of the consolidated revenues or total assets, respectively, of the Borrower and its restricted subsidiaries (as of the end of any period of four fiscal quarters), the Borrower shall designate sufficient subsidiaries as Guarantors to eliminate such excess (unless such designation would not be permitted pursuant to clauses (c), (d), (e) or (f) below)), (b) any unrestricted subsidiary, (c) any subsidiary that owns no material assets other than the Stock or Indebtedness of one or more direct or indirect foreign subsidiaries, (d) each subsidiary that, subject to customary limitations, is acquired pursuant to a permitted acquisition and is prohibited from guaranteeing or providing liens to secure the obligations by the financing documentation relating to such permitted acquisition, (e) that is not permitted by law, such subsidiary’s organizational documents, regulation or contract to provide the guarantee or liens to secure the obligations, or would require governmental or regulatory consent, approval, license or authorization to provide such guarantee or such liens (unless such consent, approval, license or authorization has been received), (f) for which the provision of the guarantee of the obligations would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower), or (g) for which the Administrative Agent reasonably determines that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby

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It is understood and agreed that (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (b) with respect to all assets of the Credit Parties other than the Borrowing Base Properties, the Credit Parties shall not be required to take any action to perfect a lien on any such assets unless such perfection may be accomplished by (i) the filing of a UCC-1 financing statement or other equivalent filing, (ii) delivery of certificates representing any pledged equity consisting of certificated securities, and delivery of tangible paper, documents or instruments, in each case, with appropriate endorsements or transfer powers, or (iii) delivery of control agreements in respect of deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts).

Mandatory Prepayments / Adjustments of the Borrowing Base:
Other than as a result of an Adjustment, if the Total Outstandings exceed the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within ten (10) business days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent that it elects to take one or more of the following actions (provided that if the Borrower fails to elect an option, option (c) shall be designated by default):

(a) within thirty (30) days after such election, provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(b) within thirty (30) days after such election, prepay the Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or if no Revolving Loans remain outstanding, cash collateralize all unreimbursed disbursements on any Letter of Credit in an amount sufficient to eliminate such Borrowing Base Deficiency);

(c) prepay such Borrowing Base Deficiency in six equal monthly installments with interest beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the Administrative Agent (as such Borrowing Base Deficiency may be reduced during such six-month period as a result of a Borrowing Base re-determination or Adjustment); or

(d) take any combination of actions set forth in clauses (a) through (c) above;
provided, in each case, that any such Borrowing Base Deficiency must be cured prior to the Maturity Date.

If the Borrowing Base is adjusted as the result of an asset sale, disposition, early monetization or termination of any hedge position or issuance of Specified Additional Debt (as described in the section entitled “Borrowing Base”) and a Borrowing Base Deficiency results from such adjustment, then no later than three business days following the date it receives written notice of the adjustment or determination of the Borrowing Base and the resulting Borrowing Base Deficiency, the Borrower shall eliminate such Borrowing Base Deficiency. Additionally, any Borrowing Base Deficiency resulting from a voluntary termination of commitments shall be required to be eliminated contemporaneously with and on the date of such termination.

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If, on the last business day of any calendar week (or, on any business day if a Borrowing Base Deficiency or Event of Default then exists and is continuing), the Debtors have any Excess Cash (as defined below) as of the end of such day in excess of $75,000,000, the Borrower shall prepay the Loans within one business day following such date in an amount equal to such excess.

“Excess Cash” means, as of any date of determination, the difference, if positive, between Consolidated Cash Balance (as defined below) of the Credit Parties and their restricted subsidiaries as of such date and Excluded Cash (as defined below) of the Credit Parties and their restricted subsidiaries as of such date.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Credit Party or any restricted subsidiary as of such date.

“Excluded Cash” means as of any date of determination, (a) cash or cash equivalents of the Credit Parties and their restricted subsidiaries from (i) the issuance of any Specified Additional Debt or other unsecured indebtedness permitted to be incurred pursuant to the Revolving Facility Documentation, (ii) the issuance by the Borrower of any equity interests in the Borrower, or (iii) any disposition of property, in each case so long as the Borrower and the other Credit Parties keep any such proceeds in segregated accounts until such proceeds are used for the purpose(s) obtained, as the case may be, (b) without duplication of clauses (f), (g) and (h) below, and other than cash and cash equivalents held or maintained in accounts described in clause (e) of the definition of Excluded Accounts, any cash or cash equivalents in Excluded Accounts, (c) any cash collateral required to cash collateralize any Letter of Credit, (d) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (e) any cash or cash equivalents for which any Credit Party or any restricted subsidiary has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (f) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Credit Parties then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments), (g) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Credit Parties and their restricted subsidiaries then due and owing to third parties and for which the Credit Parties and their restricted subsidiaries have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments) and (h) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Debtors’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of commitments under the Revolving Facility and amounts prepaid may be reborrowed, subject to Availability and the other conditions to borrowing set forth below.

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Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the RBL Commitments and voluntary prepayments of borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR Loans (as defined in Annex I) other than on the last day of the relevant interest period.

Documentation:
The definitive documentation for the Revolving Facility, including all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Lenders, on account of the Revolving Facility (the “Revolving Facility Documentation”) shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Conversion Date. The Revolving Facility Documentation will be based on the applicable “Credit Documents” under and as defined in that certain Amended and Restated Credit Agreement dated as of December 9, 2014 (as in effect immediately prior to the Eighth Amendment thereto dated as of June 26, 2020, the “Existing RBL Credit Agreement”; and, the lenders thereunder, the “Existing Lenders”), among the Borrower, JPMCB, as administrative agent, and the lenders from time to time party thereto, with changes consistent with this Exit Credit Facility Term Sheet and taking into account recent precedent credit agreements negotiated between the Administrative Agent and similarly situated companies to the Borrower, and otherwise to reflect customary lender form updates, including without limitation updated LIBOR replacement provisions, and modifications to baskets and materiality thresholds to be agreed (the “Documentation Principles”).

Conditions to Initial Borrowing and Closing of Revolving Facility:
The availability of the initial borrowing under the Revolving Facility shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied or waived, the “Conversion Date”):

(a) the negotiation, execution, and delivery of reasonably satisfactory Revolving Facility Documentation, including security documentation, promissory notes and other usual and customary closing documents, certificates, and authorizing resolutions for the Revolving Facility;

(b) the Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Conversion Date (including the reasonable and documented fees and expenses of professional retained by the foregoing) invoiced at least two business days prior thereto;

(c) all representations and warranties of the Credit Parties in the Revolving Facility Documentation shall be true and correct in all respects, and there shall be no default or event of default, in existence at the time of, or after giving effect to the making of, such funding on such date;

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(d) receipt and reasonably satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Conversion Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Conversion Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections (to be mutually agreed upon) of the Borrower (prepared on a quarterly basis for the first two fiscal years following the Conversion Date and on an annual basis for the subsequent two fiscal years);

(e) receipt and reasonably satisfactory review of the reserve reports and engineering reports prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries with an “as of” date to be determined; provided that if the Conversion Date has not occurred by July 1, 2021, such reserve report shall be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent (the “Initial Reserve Report”);

(f) reasonably satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV-9 of the initial Borrowing Base Properties;

(g) receipt of mortgages and security agreements providing perfected, first priority (subject to permitted liens to be as defined in the Revolving Facility Documentation) liens and security interests on (i) all personal property assets of the Borrower and the Guarantors constituting Collateral, and (ii) not less than 90% of the PV-9 of the initial Borrowing Base Properties;

(h) all governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(i) the Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than (i) those being released and (ii) other liens to be agreed upon;

(j) the Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Revolving Facility Documentation under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(k) the Administrative Agent and the Lenders shall have received, by at least three (3) business days prior to the Conversion Date, “know your customer” and similar information required by bank regulatory authorities at least eight (8) business days prior to the Conversion Date;

(l) reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;
(m) no material adverse change from the Petition Date until closing (excluding the pendency of the bankruptcy cases);

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(n) satisfaction of the Administrative Agent with the Confirmation Order (as defined in the DIP Term Sheet) and the entry thereof by the Bankruptcy Court;
(o) the effective date of the Plan (and which Plan shall be satisfactory to the Administrative Agent) shall have occurred (or shall occur concurrently with the Conversion Date);

(p) immediately prior to giving effect to closing, the sum of the unused DIP Commitments (as defined in the DIP Term Sheet) and unrestricted cash and cash equivalents of the Credit Parties on hand shall be not less than $[285,000,000];

(q) the making of any requested credit extension on the Conversion Date would not cause Total Outstandings to be greater than $[275,000,000];

(r) subject to the section titled “Commodity Hedging” herein, on or prior to the Conversion Date (solely in the event the Conversion Date occurs after December 31, 2020), the Borrower shall, or shall have caused another Credit Party to, enter into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties to hedge notional amounts of crude oil covering not less than, for the period beginning August 1, 2020 through July 31, 2021 (the “Initial Measurement Period”), 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for such Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collar or put agreement (whether deferred premium or fully-paid) is entered into; and

(s) after giving effect to any requested credit extension on the Conversion Date, the Borrower and its subsidiaries shall have no outstanding debt except for the (i) Obligations, (ii) debt arising as a result of the “Genesis Pipeline Dropdown Transaction” (as such term is defined under the Existing RBL Credit Agreement) to the extent permitted under the Revolving Facility Documentation, and (iii) capital leases in an amount not to exceed $1,000,000 in the aggregate.

Conditions to All Extensions of Credit:
Limited to the following: (a) the accuracy of representations and warranties set forth in the Revolving Facility Documentation in all material respects, (b) delivery of a customary borrowing notice, (c) before and after giving effect to such borrowing Availability shall not be less than zero, (d) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (e) immediately before and after giving effect to such Borrowing, the Borrower and the other Credit Parties not having any Excess Cash in excess of $75,000,000 after giving pro forma effect thereto.

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Representations and Warranties:
Representations and warranties, applicable to the Borrower and its restricted subsidiaries (other than certain customary representations and warranties that will be applicable to restricted subsidiaries and unrestricted subsidiaries) subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: existence and organizational status; power and authority; qualification; execution, delivery and enforceability of Revolving Facility Documentation; compliance with laws; with respect to the execution, delivery and performance of the Revolving Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; licenses and permits; governmental approvals and other consents with respect to the execution, delivery and performance of the Revolving Facility; Investment Company Act; PATRIOT Act; absence of undisclosed liabilities; accuracy of disclosure and financial statements; since the Conversion Date, no material adverse effect (as hereinafter defined); no defaults; insurance; taxes; ERISA; creation and perfection of security interests; environmental laws; ownership of properties; subsidiaries and equity interests; sanctions laws/OFAC; direct benefit and consolidated solvency.

Affirmative Covenants:
Affirmative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: delivery of annual and quarterly financial statements and other information (with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); certificates and other information; delivery of notices of defaults, certain material events and changes in beneficial ownership; inspections (including books and records); maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; corporate franchises; compliance with laws (including environmental laws); maintenance of properties; reasonably satisfactory title review on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report; operations; ERISA; additional guarantors and collateral; use of proceeds; know-your-customer information; sanctions laws/OFAC/anti-money laundering laws; further assurances on collateral matters; ECP guarantor/keepwell and reserve reports.

Negative Covenants:
Negative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including:

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(a) incurrence of debt, with exceptions for, among other things, (i) the Revolving Facility (including any Incremental Increase), (ii) capital lease arrangements up to a cap to be agreed, (iii) the Genesis Pipeline Dropdown Transactions, (iv) non-speculative hedging and swap arrangements, including, without limitation, in respect of interest rate protection, commodity hedging, or currency exchange and (v) Specified Additional Debt in an aggregate principal amount not to exceed $150,000,000, but subject to pro forma compliance with the financial covenants, no default, event of default or Borrowing Base Deficiency existing at the time or resulting from the incurrence thereof, the maturity of such debt being at least 180 days after the Maturity Date, there being no scheduled amortization or principal payments before 180 days after the Maturity Date, no restrictions on the ability of the Borrower and its restricted subsidiaries to guarantee the Revolving Facility, no covenants (other than financial maintenance covenants) or events of default that are more onerous, taken as a whole than those in the Revolving Facility, no financial maintenance covenants that are more onerous that those in the Revolving Facility, no mandatory prepayment or redemption in priority to the Revolving Facility, no prohibition on prior repayment of the Revolving Facility, and a reduction in Borrowing Base in the manner described in section above with the heading titled “Borrowing Base”;

(b) liens, which shall permit, among other things, liens (i) created under the Revolving Facility Documentation (including those liens securing the Revolving Facility, the Guarantees, any Hedging Arrangements and any Treasury Arrangements), (ii) in respect of the Genesis Pipeline Dropdown Transactions, and (iii) in respect of purchase money or capital lease arrangements up to a cap to be agreed;

(c) fundamental changes;

(d) asset sales and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, which shall permit, among other things, (i) asset sales or dispositions of Borrowing Base Properties (or subsidiaries or affiliates which own or lease Borrowing Base Properties) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case, subject only to Adjustments, and compliance with the mandatory prepayment provisions of the Revolving Facility Documentation to the extent any Borrowing Base Deficiency results therefrom; (ii) sales or dispositions of any assets that are not Borrowing Base Properties (“Non-Borrowing Base Properties”) without limit (provided that during the continuation of an Event of Default or Borrowing Base Deficiency, 100% of the net proceeds of such disposition shall be used to pay any outstanding Revolving Loans), including, without limitation, any oil and gas properties not included in the Borrowing Base and any subsidiaries or affiliates which own or lease oil and gas properties not included in the Borrowing Base; provided that all proved oil and gas properties included in the Reserve Report for which the most recent Borrowing Base has been established and all commodity hedge contracts entered into on or prior to the date on which the most recent Borrowing Base has been established shall be deemed to have been included in the determination of the then existing Borrowing Base and (iii) other asset sales or dispositions of other assets under specified baskets to be set forth in the RBL Facility Documentation;

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(e) investments, which shall permit (i) investments consisting of acquisitions, farm-outs, farm-ins, and similar joint ventures without limit; (ii) other investments under specified baskets to be set forth in the Revolving Facility Documentation and (ii) loans and advances; provided no limitation on intercompany investments among Credit Parties or permitted acquisitions (subject to compliance with guarantee and collateral requirements described below, if applicable);

(f) dividends or distributions on, or redemptions of, Borrower capital stock;
(g) exchanges, prepayments or redemptions in respect of indebtedness;
(h) limitations on negative pledges and limitations on the prohibition of subsidiary distributions;
(i) commodity hedging that does not exceed the limits set forth under “Commodity Hedging” below;
(j) transactions with affiliates;
(k) change in nature of business; and
(l) use of proceeds.
Financial Covenants:
Limited to the following:

(i) a maximum ratio of Consolidated Total Debt to Consolidated EBITDAX for the most recently completed four fiscal quarter period not to exceed 3.50 to 1.0 and (ii) a minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the most recently completed fiscal quarter of 1.0 to 1.0.

The financial covenants will be tested in accordance with GAAP as in effect on the Conversion Date with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the fiscal quarter of the Borrower and thereafter will be tested as of the last day of each fiscal quarter ended thereafter for which financial statements are delivered.

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Commodity Hedging:
Commodity hedging arrangements shall be with (i) any Lender or any affiliate of a Lender or (ii) an Approved Counterparty, shall not be for speculative purposes and shall be limited to no more than 85% of the reasonably anticipated forecasted production from the proved oil and gas properties of the Credit Parties (based on the most recent Reserve Report) for the period not exceeding 60 months from the date such hedging arrangement is created (collectively, the “Ongoing Hedges”); provided that, in addition to the Ongoing Hedges, in connection with a proposed acquisition (each, a “Proposed Acquisition”) by a Credit Party of oil and gas properties, the Credit Parties may also enter into incremental hedging contracts from and after the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition (but not earlier than 90 days prior to the anticipated closing date of the Proposed Acquisition) with respect to the reasonably anticipated forecasted production from the oil and gas reserves attributable to such Proposed Acquisition (based on the Borrower’s internal engineering reports) having notional volumes not in excess of 70% of such projected production for a period not exceeding 36 months from the date such hedging arrangement is created; provided further that if the Proposed Acquisition has not been consummated within 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree) or if the Proposed Acquisition terminates or is terminated, then within 15 days after the earlier of such 90 day period (or longer) or such termination, the Borrower shall novate, unwind or otherwise dispose of such incremental hedging contracts to the extent necessary to be in compliance with the hedging covenants concerning Ongoing Hedges.

It is understood that for purposes hereof, the following hedging agreements shall not be deemed speculative or entered into for speculative purposes: (a) any commodity hedging agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted oil and gas production (based on the most recently delivered Reserve Report) of the Borrower or its restricted subsidiaries (whether or not contracted) and (b) any hedging agreement intended, at the time of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its restricted subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or its restricted subsidiaries may have to counterparties under other hedging agreements such that the combination of such hedging agreements is not speculative taken as a whole.

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The Credit Parties shall provide evidence satisfactory to the Administrative Agent of the Credit Parties having entered into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties hedging notional volumes of crude oil covering not less than (i) if the Conversion Date occurs on or prior to December 31, 2020, 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for the Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report by no later than December 31, 2020, (ii) 17.5% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period by no later than December 31, 2020 and (iii) 35% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period, as such anticipated production is set forth in the Initial Reserve Report by the later of (A) 60 days following the Conversion Date and (B) December 31, 2020; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collateral or put agreement (whether deferred premium or fully-paid) is entered into.

Events of Default:
Events of default, subject to customary exceptions, grace/cure periods, and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: nonpayment of principal, interest or other amounts (subject, in the case of non-principal nonpayments, to a 3-business day grace period); violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); inaccuracy of representations and warranties in any material respect; cross-payment default and cross-acceleration of material indebtedness in excess of $50,000,000; bankruptcy events; judgments in excess of $50,000,000; ERISA events; actual or asserted revocation or invalidity of Guarantees or Collateral documents; and change of control.

Voting:
Amendments and waivers of the Revolving Facility Documentation for the Revolving Facility will require the approval of Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Majority Lenders”), except that:

(i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees owing to such Lender (or any extension or postponement of such payments), and (C) extensions or postponement of the Maturity Date,

(ii) the consent of 100% of Lenders will be required with respect to releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral (other than in connection with any sale of Collateral or the release or sale of the relevant guarantor permitted by the Revolving Facility),

(iii) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages or such modifications that would alter the ratable allocation / priority of payments to the holders of the Obligations,

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(iv) the consent of 100% of the Lenders will be required with respect to increases in the Borrowing Base and to certain provisions related to adjustment to the Borrowing Base,

(v) the consent of 100% of the Lenders will be required with respect to amendments, modifications or waivers of any provisions in the Revolving Facility substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement,

(vi) the consent of Lenders holding not less than 66⅔% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Required Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base; and

(vii) customary protections for the Administrative Agent, the Issuing Lender and the Swingline Lender will be provided.

The Revolving Facility contains customary provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring greater than a Majority Lender or Required Lender vote or the consent of all Lenders or of all Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

The Revolving Facility also contains usual and customary provisions regarding “Defaulting Lenders”.

The Revolving Facility shall include provisions substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement, with such modifications to be mutually agreed upon.

Cost and Yield Protection:
Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market or when Majority Lenders have made such a request. The Revolving Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:
The Lenders are permitted to assign Loans and RBL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to any Credit Party). All assignments will require the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, not to be unreasonably withheld or delayed). No assignments or participations shall be made to (i) natural persons, (ii) the Borrower or its subsidiaries, or (iii) Industry Competitors (to be defined in the Revolving Facility Documentation in a manner to be agreed, which definition shall in any event be limited to oil and gas companies that are competitors of, and have primary oil and gas exploration and production operations within the same geographical basins as, the Borrower). Each assignment will be not less than $5,000,000 (and increments of $1,000,000 in excess thereof) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

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The Lenders are permitted to sell participations in the Revolving Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants, as among the applicable Lender and the participant, shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of the Maturity Date and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:
The Borrower shall pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Revolving Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Revolving Facility Documentation (including the reasonable and documented fees and expenses of a single outside counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction or otherwise retained with the Borrower’s consent).

The Borrower will indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) in connection with the transactions contemplated hereby or arising under the Revolving Facility Documentation and all reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, including, without limitation, reasonable and documented fees, disbursements and other charges of one firm of outside counsel for all Indemnified Persons, taken as a whole, and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (unless representation of all such Indemnified Persons in such matter by a single counsel would be inappropriate due to the existence of an actual or reasonably perceived conflict of interest in which case each such affected Indemnified Person may, with your consent (not to be unreasonably withheld or delayed), retain its own counsel and you shall be required to reimburse such Indemnified Person(s) for the reasonable and documented out-of-pocket legal fees and expenses of such additional counsel); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person, including any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing, (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a proceeding brought by the Borrower, a breach) of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Joint Lead Arrangers or Administrative Agent in its capacity as such).

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DIP to Exit Conversion:
On the Conversion Date, (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) all “DIP Loans” under and as defined in that certain DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet”) that are outstanding as of such date and any Pre-Petition Secured Indebtedness (as defined in the DIP Term Sheet) that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for Revolving Loans under the Revolving Facility, (ii) all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) shall be deemed to be issued as Letters of Credit under the Revolving Facility, (iii) all outstanding “DIP Hedges” (as defined in the DIP Term Sheet) with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility, and the Credit Parties shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth herein (but solely to the extent satisfying the conditions in the section titled “Commodity Hedging” herein), and (iv) all outstanding treasury management arrangements with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility. Upon payment in full of the DIP Obligations (as defined in the DIP Term Sheet, including all or in part as a result of the DIP Debt Conversion (as defined therein)), the DIP Facility will terminate and be superseded and replaced in its entirety by the Revolving Facility.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

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ANNEX I

Interest Rates:	The Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to: (i) ABR plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.
	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period (including 1 week or 2 weeks)) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	“ABR” means the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month LIBOR plus 1.0%.
	“LIBOR” means the London interbank offered rate for dollars, subject to a 1.0% floor.
	“Applicable Margin” means for any day, with respect to any LIBOR or ABR borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below.
	Borrowing Base Usage	Unused Commitment Fee	Applicable Margin
			ABR Loans	LIBOR Loans
	X <25%	0.500%	2.00%	3.00%
	> 25% X <50%	0.500%	2.25%	3.25%
	> 50% X <75%	0.500%	2.50%	3.50%
	> 75% X <90%	0.500%	2.75%	3.75%
	X > 90%	0.500%	3.00%	4.00%
	“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) Total Outstandings divided by (ii) the Borrowing Base.
Letters of Credit Fees:
A per annum fee equal to the Applicable Margin then in effect for LIBOR borrowings will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s RBL Commitment. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and the Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the Revolving Loan Limit less the Total Outstandings on each day, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth under the definition of “Applicable Margin” corresponding to the Borrowing Base Usage as of the end of such day. The Commitment Fee is payable quarterly in arrears commencing after the Conversion Date.

Upfront Fees:	20.0 bps per year (for the period commencing on the Conversion Date and ending on the Maturity Date) for the Lenders, payable on each Lender’s final allocation of its RBL Commitment.

Exhibit B

DIP Term Sheet

Exhibit B to Commitment Letter – Denbury Resources Inc.

DENBURY RESOURCES INC.

$615,000,000 Senior Secured Super Priority Debtor-in-Possession Revolving Credit Facility
Summary of Principal Terms and Conditions

Unless specifically defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement dated as of December 9, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date (as defined below), the “Pre-Petition Credit Agreement”), among Denbury Resources Inc, a Delaware corporation (the “Borrower”), the lenders party thereto (the “Pre-Petition Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Pre-Petition Lenders (the “Pre-Petition Agent”).

Borrower:	Denbury Resources Inc., a Delaware corporation.
Debtors:	The Borrower and each of its direct and indirect subsidiaries (collectively, the “Debtors”).
Post-Petition Agent / Post-Petition Lenders:
JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent and collateral agent (in such capacities, the “Post-Petition Agent”) in respect of the DIP Facility (as hereinafter defined) for the Pre-Petition Lenders under the Pre-Petition Credit Agreement participating in the DIP Facility (together with JPMCB, the “Post-Petition Lenders). To the extent that all of the Pre-Petition Lenders participate in the Post-Petition Credit Agreement, their respective commitments thereunder will be in accordance with their pro rata commitments under the Pre-Petition Credit Agreement as in effect immediately prior to the Petition Date.

Joint Bookrunners and Lead Arrangers:
JPMCB, Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, in their respective capacities as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) for the DIP Facility.

Co-Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Co-Documentation Agents:	Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC.
Venue:
Debtors will file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, and the date the Debtors’ bankruptcy cases (the “Chapter 11 Cases”) are commenced, the “Petition Date”).

DIP Facility:
A priming senior secured super priority debtor-in-possession revolving credit facility of up to $615,000,000 (such amount, the “Maximum Credit Amount”, such facility the “DIP Facility”, and the commitments under such DIP Facility, the “DIP Commitments”), consisting of (a) the Roll-Up Amount (as defined below) upon entry of the Interim Order and the Final Order (as each term is defined below), as the case may be and (b) new money commitments in an aggregate amount not to exceed the difference of $614,000,000 minus the Roll-Up Amount (this clause (b), the “New Money DIP Commitment”). Upon entry of the Interim Order and on the Closing Date, the DIP Commitments will be an amount equal to $614,000,000.

Until the entry of the Final Order, a maximum amount of up to $25,000,000 (the “New Money Interim Cap”) will be available to be drawn from the New Money DIP Commitments on an interim basis. The actual amounts available to be borrowed under the DIP Facility will be subject to the conditions set forth in this DIP Term Sheet.

The loans (including the deemed issuance of any Roll-Up Loans (as defined below)) under the DIP Facility are collectively referred to as “DIP Loans”.

(a) Upon entry of the Interim Order, (i) all outstanding Pre-Petition Letters of Credit (as defined below) issued by any Pre-Petition Lender (to the extent it is a Post-Petition Lender) shall be deemed to be issued as DIP Letters of Credit (as defined below) under the DIP Facility and shall constitute obligations due under the DIP Facility (the “Roll-Up Letters of Credit”) and (ii) a portion of the principal amount of the outstanding Pre-Petition Loans (as defined below) held by the Pre-Petition Lenders (to the extent they are Post-Petition Lenders) in an amount equal to $185,000,000 shall be deemed to be refinanced under the DIP Facility as a DIP Loan ratably based on the Post-Petition Lenders’ allocation of the DIP Commitment and shall constitute obligations due under the DIP Facility (the “Interim Roll-Up Loans”), and (b) upon entry of the Final Order, the remaining principal amount of all outstanding Pre-Petition Loans not rolled-up pursuant to the foregoing clauses (a)(ii) that are held by the Pre-Petition Lenders (to the extent they are Post-Petition Lenders), other than $1,000,000 of Pre-Petition Loans (the “Retained Pre-Petition Claim”), shall be deemed to be refinanced under the DIP Facility as a DIP Loan ratably based on the Post-Petition Lenders’ allocation of the DIP Commitment and shall constitute obligations due under the DIP Facility (the “Final Roll-Up Loans”, and together with the Interim Roll-Up Loans, the “Roll-Up Loans”) (the aggregate amount under the foregoing clauses (a) and (b), the “Roll-Up Amount”). Any unpaid interest and fees due in respect of the Pre-Petition Secured Indebtedness described in the above clauses (a) and (b) as of the date of the Interim Order shall also be rolled into the DIP Facility and deemed to constitute obligations due under the DIP Facility.

The DIP Facility will be more fully described and documented in the Financing Orders (as defined below) and a senior secured super priority debtor-in-possession credit agreement entered into by and among the Debtors, the Post-Petition Agent and the Post-Petition Lenders, in each case, which must be in form and substance acceptable to the Borrower, the Post-Petition Agent and the Post-Petition Lenders (the “Post-Petition Credit Agreement”).

The closing date of the DIP Facility is hereinafter referred to as the “Closing Date”.
Pre-Petition Secured Indebtedness:
All indebtedness and other obligations under the Pre-Petition Credit Agreement and Credit Documents (as defined in the Pre-Petition Credit Agreement), comprised of (collectively, the “Pre-Petition Secured Indebtedness”): (a) 100% of the principal amount of the outstanding “Loans” (as defined in the Pre-Petition Credit Agreement) (such outstanding loans, the “Pre-Petition Loans”), (b) 100% of the “Letters of Credit Outstanding” (as defined in the Pre-Petition Credit Agreement) (such outstanding letters of credit, the “Pre-Petition Letters of Credit”), and (c) any obligations owing under any treasury and cash management arrangements that are entered into prior the Petition Date with any Pre-Petition Lender or any affiliate of a Pre-Petition Lender.

Pre-Petition Hedges:
Any obligations owing by the Debtors under any hedging transactions that were entered into prior to the Petition Date by the Debtors with a counterparty that is a Pre-Petition Lender or any affiliate of a Pre-Petition Lender (collectively, the “Pre-Petition Hedges”).

Purpose / Use of Proceeds:
All proceeds of DIP Loans shall be used to, among other things, (a) pay fees, interest, and expenses associated with the DIP Facility, (b) provide for the ongoing working capital and capital expenditure needs of the Debtors during the pendency of the Chapter 11 Cases strictly in accordance with the Budget (as updated from time to time as set forth herein), subject to the Permitted Variances (as defined below), including to pay obligations under any DIP Hedges as they become due, (c) fund the adequate protection payments as authorized by the Bankruptcy Court in the Financing Orders, (d) fund the costs of the administration of the Chapter 11 Cases (including the Carve Out (as defined below)) strictly in accordance with the Budget (as updated from time to time as set forth herein), subject to the Permitted Variances, and (e) to refinance the portion of the Pre-Petition Secured Indebtedness constituting the Roll-Up Amount (which, for the avoidance of doubt, does not include the Retained Pre-Petition Claim).

DIP Letters of Credit shall be used by the Borrower and its subsidiaries for general corporate purposes, including, without limitation, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Debtors’ business and to support deposits required under purchase agreements pursuant to which the Borrower or one or more subsidiaries may acquire oil and gas assets (in each case, to the extent such transactions are permitted under the Post-Petition Credit Agreement and so long as issued strictly in accordance with the Budget, as updated from time to time as set forth herein and subject to the Permitted Variances).

Availability:
So long as the Total Outstandings (as defined below) do not exceed the lesser of (i) the DIP Loan Limit (as defined below) and (ii) the amount then authorized by any Financing Order: (A) DIP Loans will be available to be made at any time (on same day notice in the case of ABR (as defined in Annex I) Loans) prior to the Maturity Date (as defined below), in minimum principal amounts of $1,000,000 or increments of $100,000 in excess thereof, (B) DIP Letters of Credit will be issued and renewed as described in the section entitled “Letters of Credit” below and (C) amounts repaid under the DIP Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of the DIP Loans then outstanding plus the aggregate stated amount of all issued but undrawn DIP Letters of Credit and, without duplication, all unreimbursed disbursements on any DIP Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender (as hereinafter defined)).

“DIP Loan Limit” means, the least of (i) the DIP Commitments, (ii) the Borrowing Base (as hereinafter defined), less the amount of any Carve-Out Reserve (as defined on Annex II hereto) and (iii)  the Maximum Credit Amount.

Borrowing Base:
The borrowing base for the DIP Facility will be based on the loan value of the Debtors’ proved oil and gas reserves as reflected in a Reserve Report (as hereinafter defined) and other oil and gas properties of the Debtors, in each case located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below (the “Borrowing Base”).

The Borrowing Base as of the Closing Date will be $615,000,000 based on the reserve report as of December 31, 2019 delivered under, and pursuant to the terms of, the Pre-Petition Credit Agreement (the “Initial Reserve Report”) and will remain at such level until the next re-determination date, which re-determination date shall be subject to adjustment as set forth in the Post-Petition Credit Agreement. The Borrowing Base shall be re-determined on January 1, 2021 and July 1, 2021 (or, in each case, such date reasonably practicable thereafter), based upon a reserve report prepared as of the immediately preceding September 30, 2020 (with regard to the January 1, 2021 redetermination) and December 31, 2020 (with regard to the July 1, 2021 redetermination), and delivered on or before December 1, 2020 (with regard to the January 1, 2021 redetermination) and June 1, 2021 (with regard to the July 1, 2021 redetermination) (each such reserve report, together with the Initial Reserve Report, each a “Reserve Report”), and other related information, if any, required to be delivered to the Post-Petition Agent in accordance with the Post-Petition Credit Agreement. Each Reserve Report shall be in form and substance reasonably satisfactory to the Post-Petition Agent. The Reserve Report prepared as of September 30, 2020 shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with procedures used in the Initial Reserve Report. The Reserve Report prepared as of December 31, 2020 shall be prepared by (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., or (e) at the Borrower’s election, such other independent petroleum engineering firm reasonably acceptable to the Post-Petition Agent.

The Borrowing Base shall be proposed by the Post-Petition Agent and approved by all of the Post-Petition Lenders (in the case of increases) or the Required Post-Petition Lenders (as hereinafter defined) (in the case of decreases or reaffirmation) as provided below. Each determination of the Borrowing Base shall be made by the Post-Petition Agent and, (i) to the extent any determination represents an increase in the Borrowing Base in effect immediately prior to such determination, all of the Post-Petition Lenders, and (ii) to the extent any determination represents a decrease in or reaffirmation of the Borrowing Base in effect immediately prior to such determination, the Required Post-Petition Lenders, in each case, in their respective sole discretion, but in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and as specified in the DIP Facility Documentation; provided that no Post-Petition Lender shall be required to increase its commitment amount under the DIP Facility in connection with an increase in the Borrowing Base.

To the extent any re-determination represents an increase in the Borrowing Base in effect immediately prior to such re-determination, such Borrowing Base will be the largest amount approved by all of the Post-Petition Lenders, and to the extent any re-determination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such re-determination, such Borrowing Base will be the largest amount approved by the Required Post-Petition Lenders.

Interest Rates and Fees:	As set forth on Annex I attached hereto.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum.

Letters of Credit:
A portion of the DIP Facility in an aggregate amount not to exceed $100,000,000 (as may be increased solely with the consent of the Post-Petition Agent and the Issuing Lender) will be available to the Debtors for the purpose of issuing standby letters of credit (the “DIP Letters of Credit”). DIP Letters of Credit will be issued by JPMCB or any of its affiliates (the “Issuing Lender”). For the avoidance of doubt, upon entry of the Interim Order, all outstanding Pre-Prepetition Letters of Credit issued by any Pre-Petition Lender (to the extent it is a Post-Petition Lender) shall be deemed to be issued as DIP Letters of Credit under the DIP Facility and shall constitute obligations due under the DIP Facility.

Drawings under any DIP Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the DIP Facility) within one business day after notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Post-Petition Lenders under the DIP Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective DIP Commitments.

Final Maturity:
All commitments of the Post-Petition Lenders under the DIP Facility shall terminate at the earliest of (herein, a “Post-Petition Default”, and the earliest of which, the “Maturity Date”): (a) the date which is twelve (12) months after the Petition Date; (b) the consummation of a sale of all or substantially all of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code; (c) the effective date of any plan of reorganization; (d) the entry of an order for the conversion of any of the Debtors’ bankruptcy cases to a case under Chapter 7 of the Bankruptcy Code; (e) the entry of an order for the dismissal of any of the Debtors’ bankruptcy cases; (f) the date of acceleration of the DIP Obligations and the termination of the DIP Commitments upon and during the continuance of an Event of Default, in accordance with the DIP Facility Documentation; (g) thirty-five (35) days after the Petition Date, if the Final Order has not been entered by such date (which date may be extended with the prior written consent of the Post-Petition Agent); or (h) appointment of a chapter 11 trustee in any of the Chapter 11 Cases.

DIP Obligations / Guarantees:
All obligations of the Debtors under (i) the DIP Facility and the DIP Facility Documentation, but excluding, for the avoidance of doubt, the Retained Pre-Petition Claim, (ii) (a) any amounts owing by the Debtors under any Pre-Petition Hedges with a counterparty that is a Pre-Petition Lender or any affiliate of a Pre-Petition Lender, in either case in respect of which such Pre-Petition Lender or affiliate thereof enters into, within 30 days after the Petition Date (at the expense of the Debtors, which shall pay each counterparty’s out of pocket legal expenses), (1) an amended and restated Schedule to the ISDA Master Agreement (a “Post-Petition ISDA Schedule”) between the applicable Debtor and the applicable counterparty that is mutually acceptable to the parties, providing among other things, that such counterparty shall not terminate such Pre-Petition Hedges during the pendency of the Chapter 11 Cases solely as a result of a termination event or event of default under the Pre-Petition Hedges that occurred and/or existed on the Petition Date as a result of the filing of the Chapter 11 Cases, the insolvency of any Debtor or any default or event of default (howsoever defined) relating to pre-petition indebtedness of any Debtor and (2) contemporaneously with entering into the Post-Petition ISDA Schedule, a further amended and restated ISDA Schedule that will automatically replace the Post-Petition ISDA Schedule upon effectiveness of the Exit Credit Facility so long as the Exit Credit Facility conforms in all applicable material respects with the Exit Credit Facility Term Sheet and subject to conditions to be mutually agreed to by the parties in the Post-Petition ISDA Schedule and (b) any post-petition hedging transaction with a Post-Petition Lender or an affiliate of a Post-Petition Lender, in each case, to the extent permitted under the Financing Orders (including hedging orders) (all hedges in this clause (ii), the “DIP Hedges”) and (iii) treasury and cash management arrangements that are entered into prior to or after the Petition Date with any Post-Petition Lender or any affiliate of a Post-Petition Lender (all obligations described in the foregoing clauses (i) through (iii), the “DIP Obligations”) will, in each case, be unconditionally guaranteed jointly and severally (the “Guarantees”) by each of the Debtors (other than the Borrower).

Adequate Protection Payments and Liens:
As adequate protection of the interests of the Pre-Petition Lenders as a result of the DIP Facility advances, use of cash collateral and other collateral or the imposition of the automatic stay to the extent of any post-petition diminution in value of the Pre-Petition Lenders’ collateral, the Pre-Petition Lenders will receive, subject and junior to the Carve Out: (a) valid and automatically perfected first-priority replacement liens and security interests in and upon the DIP Collateral (as defined below), but junior to the liens and security interests securing the DIP Facility (the “Adequate Protection Liens”), (b) adequate protection payments consisting of cash reimbursement of the reasonable and documented (in summary format) fees, costs, and expenses (including reasonable professional fees) of the Pre-Petition Agent and the Pre-Petition Lenders, and (c) super-priority administrative expense claims under Section 507(b) of the Bankruptcy Code and junior to the Superpriority Claims (as defined below); provided, however, that (x) the Adequate Protection Liens and adequate protection payments described above shall be paid or granted to the extent that the stay under Bankruptcy Code Section 362, use, sale, or lease under Bankruptcy Code 363 of this title, or any grant of a lien under Bankruptcy Code 364 of this title results in a decrease in the value of such entity’s interest in such property, and (y) the Adequate Protection Liens and adequate protection payments described above shall not attach to any Avoidance Actions but shall attach to any Avoidance Proceeds, subject to entry of the Final Order.

The Financing Orders shall provide for adequate protection in the form of replacement liens and superpriority claims, financial reporting and rights of access and information, payment of fees and expenses of professionals (as described below) mutually acceptable to the Post-Petition Agent and the Second Lien Notes Trustee for the benefit of the Second Lien Notes Trustee and the Second Lien Ad Hoc Group and all members thereof.

Security:
All DIP Obligations will be secured by (in each case, other than Excluded Assets (as defined below) and subject to Permitted Liens (to be defined in the DIP Facility Documentation) and junior to the Carve Out): (i) superpriority priming liens on all property of the Debtors secured by valid, unavoidable and perfected security interests and liens securing any Pre-Petition Secured Indebtedness or Pre-Petition Hedges as of the Petition Date (the “Priority Lien”); (ii) junior liens on any property of the Debtors secured by valid, unavoidable and perfected security interests and liens of any parties (other than the Pre-Petition Lenders) securing any indebtedness (other than the Pre-Petition Secured Indebtedness or Pre-Petition Hedges); and (iii) first-priority liens on all unencumbered assets of the Debtors, (A) including, without limitation, all real and personal property of the Debtors, tangible or intangible, wherever located, including, but not limited to, all cash, bank accounts, accounts receivable, inventory, equipment, patents, trademarks, copyrights, other general intangibles and membership interests that were not, as of the Petition Date, subject to valid, unavoidable and perfected security interests and liens, but (B) excluding any avoidance actions under Chapter 5 of the Bankruptcy Code, whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates (“Avoidance Actions”) other than, subject to and effective upon entry of the Final Order, all proceeds, products, rents, revenues and profits of Avoidance Actions (“Avoidance Proceeds”) (the foregoing clauses (i) through (iii), the “DIP Collateral”).

Notwithstanding anything to the contrary herein, DIP Collateral shall not include the following (collectively, the “Excluded Assets”): (a) any Building (as defined in the applicable “Flood Insurance Regulation” or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), (b)(i) that certain Pipeline Financing Lease Agreement, dated as of May 30, 2018 (as amended), among Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC, (ii) any interest, title and right that the Debtors have to the “Pipeline System” (as defined in the Pipeline Financing Lease Agreement) (hereinafter referred to as the “Pipeline System”), (iii) any proceeds received at any time resulting from the sale or other disposition of all or part of the Debtors’ interest, title and right to the Pipeline System, and (iv) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Pipeline System; provided that, in the case of this clause (b), such assets shall be excluded solely to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Debtor to terminate (or materially modify) or requires any consent under, the subject contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law; and (c) any deposit account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Debtors) to be used exclusively in the ordinary course of the Debtors’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Debtors).

In addition, all DIP Obligations and all amounts owing by the Debtors in respect thereof at all times shall constitute allowed super-priority administrative expense claims, pursuant to Section 364(c) of the Bankruptcy Code, in the bankruptcy cases, having priority over all administrative expenses of the kind specified in, or ordered pursuant to, Sections 503(b) and 507(b) or any other provisions of the Bankruptcy Code, subject and junior only to the Carve Out (the “Superpriority Claims”). All of the liens and security interests described above securing the DIP Obligations and the Adequate Protection Liens shall be effective and perfected as of the Petition Date upon entry of the Interim Order.

All liens and security interests authorized and granted pursuant to Financing Orders entered by the Bankruptcy Court approving the DIP Facility and the Adequate Protection Liens shall be deemed effective and automatically perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection by any person. The Post-Petition Lenders, or the Post-Petition Agent on behalf of the Post-Petition Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be desirable under law in order to reflect the security, perfection or priority of the Post-Petition Lenders’ liens, security interests, and claims described herein; provided that no actions in any non-United States jurisdiction shall be required to be taken and no security agreements or pledge agreements governed under the laws of any non-United States jurisdiction shall be required to be entered into.

No Surcharge & Marshalling / Equities of the Case Waiver:
In each case, subject to and effective upon entry of the Final Order, the DIP Facility shall provide that (i) no costs or expenses of administration shall be imposed against the Post-Petition Lenders’ or the Pre-Petition Lenders’ pre-petition or post-petition collateral under Section 506(c) of the Bankruptcy Code or otherwise, and (ii) the Post-Petition Lenders’ and the Pre-Petition Lenders’ collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments.

Carve Out:	The Financing Orders shall include a carve out (the “Carve Out”) substantially consistent with Annex II attached hereto.
Mandatory Prepayments:
Limited to the following:

(a) If at any time the Total Outstandings exceed the Borrowing Base as a result of scheduled redetermination of the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within three (3) business days after written notice from the Post-Petition Agent to the Borrower of such Borrowing Base Deficiency, prepay the DIP Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or if no DIP Loans remain outstanding, cash collateralize all unreimbursed disbursements on any DIP Letter of Credit in an amount sufficient to eliminate such Borrowing Base Deficiency); provided that any such Borrowing Base Deficiency must be cured prior to the Maturity Date of the DIP Facility;

(b) If any Borrowing Base Deficiency results from a voluntary termination of DIP Commitments, such deficiency shall be required to be eliminated contemporaneously with and on the date of such termination; and

(c) If, (i) on the first business day after the Closing Date, the Debtors have any Excess Cash (as defined below), when taken as a whole, in excess of $20,000,000 and (ii) on any business day thereafter, the Debtors have any Excess Cash, when taken as a whole, in excess of $75,000,000, in each case, the Borrower shall prepay the DIP Loans within one business day following such date in an amount equal to such excess amount (such excess amount to be paid on the first business day after the Closing Date, if any, the “Specified Excess Cash Payment”).

“Excess Cash” means, as of any date of determination, the difference, if positive, between Consolidated Cash Balance (as defined below) of the Debtors as of such date and Excluded Cash (as defined below) of the Debtors as of such date.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Debtor as of such date.

“Excluded Cash” means as of any date of determination, (a) any cash collateral required to cash collateralize any DIP Letter of Credit, (b) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) any cash or cash equivalents for which any Debtor has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (d) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Debtors then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments), (e) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Debtors then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments) and (f) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Debtors’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of DIP Commitments and amounts prepaid may be reborrowed, subject to availability and the other conditions to borrowing set forth below.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the DIP Commitments and voluntary prepayments of outstanding DIP Loans by the Borrower will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Post-Petition Lenders’ redeployment costs in the case of a prepayment of LIBOR (as defined in Annex I) Loan other than on the last day of the relevant interest period.

Documentation:
The definitive documentation for the DIP Facility, including the Post-Petition Credit Agreement, the Financing Orders, and all other related agreements and documents creating, evidencing, or securing indebtedness or obligations of any of the Debtors to the Post-Petition Agent and the Post-Petition Lenders on account of the DIP Facility or granting or perfecting liens or security interests by any of the Debtors in favor of and for the benefit of the Post-Petition Agent, for itself and for and on behalf of the Post-Petition Lenders, on account of the DIP Facility (the “DIP Facility Documentation”) shall contain the terms set forth in this DIP Term Sheet and shall otherwise be negotiated in good faith. The Post-Petition Credit Agreement shall take into account the terms and conditions consistent with the Pre-Petition Credit Agreement (as modified to reflect the terms and provisions of this DIP Term Sheet) and subject to (i) materiality qualifications and other exceptions that give effect to, permit, and/or accommodate the DIP Facility Milestones (as defined below), (ii) provisions to reflect (A) the transactions and business operations contemplated by the Budget and (B) the Post-Petition Agent’s required agency and other form updates (including with respect to replacement of LIBOR) and (iii) other modifications as mutually agreed by the parties.

Conditions to Closing of DIP Facility and Roll-Up on Closing Date:
Customary for facilities and transactions of this type, the effectiveness of the DIP Facility and the deemed issuance and incurrence of the Roll-Up Letters of Credit and the Interim Roll-Up Loans on the Closing Date shall be subject to the following conditions precedent, including, without limitation:

(a) the entry of an order by the Bankruptcy Court approving a cash management system for the Debtors and other “first day” orders satisfactory to the Post-Petition Agent (it being understood and agreed that drafts approved by counsel to the Post-Petition Agent on or prior to the Closing Date are satisfactory to the Post-Petition Agent);

(b) execution and delivery of satisfactory DIP Facility Documentation;
(c) receipt of satisfactory Budget approved by the Post-Petition Agent in its reasonable discretion;

(d) Bankruptcy Court’s entry within three (3) business days of the Petition Date as part of the “first day” orders of an interim order approving the DIP Facility (including the roll-up of the Interim Roll-Up Loans and the Roll-Up Letters of Credit) and use of cash collateral and other arrangements described herein, in form and substance acceptable to the Post-Petition Agent (the “Interim Order”);

(e) reimbursement of all documented (in summary form) fees and expenses of the Pre-Petition Agent, the Pre-Petition Lenders, the Joint Lead Arrangers and Post-Petition Agent and Post-Petition Lenders payable under the Pre-Petition Credit Agreement or under the DIP Facility Documentation (including the unpaid documented (in summary form) fees and expenses of Vinson & Elkins LLP, Opportune LLP and the other professionals retained by any of the foregoing) that are invoiced to the Borrower at least two (2) Business Days prior to the Closing Date;

(f) all representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects, and there shall be no default, Event of Default or Post-Petition Default in existence;

(g) the Post-Petition Agent and the Post-Petition Lenders shall have received, by at least three (3) business days (or such later date as agreed by the Post-Petition Agent in its sole discretion) prior to the Closing Date, “know your customer” and similar information required by bank regulatory authorities that is requested at least eight (8) business days (or such later date as agreed by the Borrower in its sole discretion) prior to the Closing Date;

(h) receipt of appropriate UCC lien search results for each jurisdiction reasonably requested by the Post-Petition Agent;
(i) the Petition Date shall have occurred, and each Debtor shall be a “debtor-in-possession” in the Chapter 11 Cases;
(j) the Restructuring Support Agreement shall be in full force and effect and no termination of such agreement by any party thereto shall have occurred pursuant to the terms thereof; and
(k) the delivery of customary secretary and officer certificates.
Conditions to All Extensions of Credit:	The making of DIP Loans and issuance/renewal of DIP Letters of Credit at any time and from time to time shall be subject solely to the satisfaction of the following conditions precedent:

(a) all representations and warranties of the Debtors in the DIP Facility Documentation shall be true and correct in all material respects (without duplication of any materiality or material adverse effect or material adverse change qualifier therein), and there shall be no default, Event of Default or Post-Petition Default in existence at the time of, or after giving effect to the making of, such funding;

(b) solely with respect to the making of the first DIP Loan or issuance of a DIP Letter of Credit (other than the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit), the Specified Excess Cash Payment shall have been made prior to making such requested credit extension;

(c) with respect to borrowings or issuances of DIP Letters of Credit that would cause the Total Outstandings (assuming the deemed funding under the DIP Facility of 100% of the Roll-Up Loans and deemed issuance of 100% the Roll-Up Letters of Credit as such time of determination) to exceed the sum of the Roll-Up Amount plus the New Money Interim Cap, Bankruptcy Court’s entry within thirty-five (35) days after the Petition Date of a final order approving the DIP Facility and use of cash collateral and other arrangements described herein, in form and substance acceptable to the Post-Petition Agent (the “Final Order”, and the Interim Order and Final Order collectively are referred to herein as the “Financing Orders”);

(d) the Interim Order or Final Order, if and as applicable, shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

(e) other than with respect to the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit, delivery of a borrowing request certifying as to, among other things, that the DIP Loan and/or issuance of a DIP Letter of Credit will be utilized in accordance with the Budget;

(f) the making of the requested credit extension would not cause Total Outstandings to be greater than the lesser of (A) the DIP Loan Limit and (B) the amount then authorized by any Financing Order; and

(g) other than with respect to the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit, the making of the requested credit extension would not cause the Debtors to have Excess Cash in excess of $75,000,000.

Representations and Warranties:
The Post-Petition Credit Agreement shall contain representations and warranties substantially similar to those contained in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower.

Affirmative Covenants:
The Post-Petition Credit Agreement shall contain affirmative covenants substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower, including, without limitation, the following, in each case, with exceptions and materiality qualifications and thresholds to be agreed: (a) comply with customary reporting requirements, including audited annual financial reports, quarterly and monthly consolidated financial reports; monthly reports detailing results of operations and cash flow; bi-monthly reports showing variance from the Budget (in addition to the Variance Report) and updates on cash flow and projections for the following rolling thirteen week period; notice of any material change in projected disbursements in an aggregate amount through anticipated emergence; other reporting covenants to be mutually agreed; (b) maintenance of organizational existence and rights and privileges; (c) maintenance of properties and collateral; (d) permit inspections and host lender meetings; (e) maintain current financial records in accordance with GAAP, (f) maintain insurance; (g) acknowledge the right of the Post-Petition Agent and Pre-Petition Agent, as applicable, to credit bid at any sale of the Debtors’ assets (whether 363 sale or otherwise) in accordance with the DIP Facility Documentation or the Pre-Petition Credit Agreement, as applicable; and (h) monthly Variance Report as set forth under the heading “Budget and Variances” herein.

Negative Covenants:
The Post-Petition Credit Agreement shall contain negative covenants substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower, including, without limitation, covenants that none of the Debtors shall, in each case, with baskets, materiality thresholds and other exceptions to be mutually agreed:

(a) merge, divide or consolidate with any other entity, transfer or otherwise dispose of any assets other than inventory in the ordinary course of business or assets that constitute worn-out, excess, unused or non-useful equipment, or make any fundamental changes in its corporate structure;

(b) create or permit to exist any lien or encumbrance on any asset, except as permitted by the Post-Petition Credit Agreement;
(c) incur or permit to exist any financing under Section 364 of the Bankruptcy Code or any other indebtedness or contingent obligations, except as permitted by the Post-Petition Credit Agreement;

(d) create or permit to exist any superpriority administrative expense claim except as specifically permitted by the Post-Petition Agent (other than with respect to the DIP Facility);
(e) make investments (to be defined in a manner consistent with the Pre-Petition Credit Agreement) (except as permitted in the Budget);
(f) declare or pay dividends or make any distributions to equityholders or pay amounts with respect to indebtedness except as specifically permitted by the Post-Petition Credit Agreement;
(g) enter into early monetizations or early terminations of any hedge or swap position, except as permitted by the Post-Petition Credit Agreement;
(h) use cash collateral or the proceeds of the DIP Facility except in accordance with the Budget and Permitted Variances; and
(i) fail to operate strictly in accordance with the Budget (subject to the Permitted Variances).
Case Milestones:
The Debtors shall comply with the following deadlines (each of which may be extended with the written consent of the Majority Post-Petition Lenders without the consent of any other person or any further order of the Bankruptcy Court) (the “DIP Facility Milestones”):

DIP Facility (a) on the Petition Date, filing of a motion seeking approval of the DIP Facility;
(b) not later than three (3) business days after the Petition Date, entry of the Interim Order; and

(c) not later than thirty-five (35) days after the Petition Date, entry of the Final Order approving the DIP Facility and the use of cash collateral, in form and substance satisfactory to the Post-Petition Agent.

Plan

(a) not later than September 6, 2020, the Bankruptcy Court shall have entered an order (the “Confirmation Order”) approving the chapter 11 plan (the “Plan”) and corresponding disclosure statement (the “Disclosure Statement”), in each case, in form and substance acceptable to the Post-Petition Agent and the Pre-Petition Agent;

(b) not later than 14 days after entry of the Confirmation Order, the occurrence of the effective date of the Plan, and the discharge of the obligations under the DIP Facility by (i) indefeasible payment in full in cash (including via conversion into the Exit Credit Facility) or (ii) such other treatment under the Plan as may be agreed to by the Majority Post-Petition Lenders and the Debtors.

Financial Covenant (Budget and Variances):
As a condition precedent to the DIP Facility, there shall be established a 13 week cash flow budget updated on a rolling four week basis acceptable to the Post-Petition Agent (the “Initial Budget”) for the Debtors’ cash receipts and expenses (including professional fees and expenses), which shall provide, among other things, for the payment of interest in respect of the DIP Facility on a monthly basis to the Post-Petition Lenders, and the adequate protection amounts set forth above.

The Debtors shall provide to the Post-Petition Agent an updated budget (the “Proposed Budget”). Each Proposed Budget shall be due on each 4-week anniversary (or, if such day is not a business day, the immediately succeeding business day) of the previous rolling four-week Budget period, with the first Proposed Budget after the Initial Budget to be delivered on or prior to August 27, 2020.

Such Proposed Budget, once approved by the Post-Petition Agent, shall constitute the approved budget (the “Approved Budget”) for the immediately succeeding Testing Period (as defined below). To the extent that any Proposed Budget is not approved by the Post-Petition Agent by the end of the then-effective Testing Period, the then-existing Approved Budget will remain the Approved Budget until replaced by a Proposed Budget that is approved by the Post-Petition Agent.

On the Friday (or, if such Friday is not a business day, the immediately succeeding Business Day) immediately after the last day of each rolling four-week period after the delivery of the Initial Budget (for the avoidance of doubt, such first date to be August 28, 2020) until the payment in full in cash of the DIP Obligations (each such delivery date, a “Compliance Date”), the Borrower shall deliver to the Post-Petition Agent a variance report (the “Variance Report”) (a) detailing the Debtors’ receipts and disbursements for such Testing Period and a comparison to the amounts set forth in the Budget therefor for the Testing Period ending prior to such Compliance Date (on an aggregate and a line item by line item basis in the case of disbursements) and (b) including reasonably detailed calculations demonstrating compliance with the Permitted Variance for such Testing Period.

As used herein, “Permitted Variance” shall mean, with respect to the period of four consecutive calendar weeks ending on the day immediately prior to any Compliance Date (each such four-week period, a “Testing Period”), any variance within the following parameters: (i) the aggregate actual disbursements by the Debtors for such Testing Period shall not exceed 110% of the aggregate forecasted disbursements (excluding professional fees) as set forth in the Budget for such Testing Period and (ii) actual disbursements for certain line items to be agreed by the Debtors for such Testing Period shall not exceed 115% of the forecasted disbursements for such line items as set forth in the Budget for such Testing Period.

Other Financial Covenants:
(a) Minimum Liquidity: At all times, the Borrower will not permit the sum of (i) unused DIP Commitments plus (ii) the Debtors’ unrestricted cash and cash equivalents on hand to be less than an amount to be determined based on the initial Budget.

(b) Asset Coverage Ratio: The Borrower shall not permit, as of the last day of every other calendar month, beginning with the calendar month ending August 30, 2020, the ratio of (a) the sum of (i) the total present value (using a discount rate of 10% and utilizing 5-year NYMEX strip pricing with pricing held flat each year thereafter) of projected future net revenues from proved developed producing reserves as reflected in the most recently delivered Reserve Report and (ii) the net mark-to-market value of the Debtors’ hedging agreements in connection with such reserves as of such date to (b) the sum of (i) Total Outstandings as of such date plus (ii) the outstanding principal amount of the Pre-Petition Loans as of such date to be less than 1.50 to 1.0.

Commodity Hedging:
The Debtors may enter into hedging arrangements with (i) any Post-Petition Lender, the Post-Petition Agent and any affiliate of a Post-Petition Lender or the Post-Petition Agent or (ii) Approved Counterparties, which hedges shall not be for speculative purposes and, with respect to commodity hedges, shall be limited to no more than 85% of the reasonably anticipated forecasted production from the proved oil and gas properties of the Debtors (based on the most recent Reserve Report) for the period not exceeding 60 months from the date such hedging arrangement is created.

As used herein, “Approved Counterparty” means, with respect to any hedging arrangement with a Debtor, any person if such person or its credit support provider has a long-term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time of entering into such hedging arrangement.

It is understood that for purposes hereof, the following hedging agreements shall not be deemed speculative or entered into for speculative purposes: (a) any commodity hedging agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted oil and gas production (based on the most recently delivered Reserve Report) of the Borrower or any other Debtor (whether or not contracted) and (b) any hedging agreement intended, at inception of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or any other Debtor, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in commodity prices or (iv) to hedge any exposure that the Borrower or any other Debtor may have to counterparties under other hedging agreements such that the combination of such hedging agreements is not speculative taken as a whole.

Events of Default:	Events of default customary for transactions of this type, including, without limitation:

(a) nonpayment of principal, interest or mandatory prepayments when due (with a 3 business day grace period for non-principal payments), including, as applicable, the Debtors failure to timely pay any amount required to be paid to the Pre-Petition Agent, the Pre-Petition Lenders, the Post-Petition Agent, or the Post-Petition Lenders under the Financing Orders or the Approved Budget (subject to the Permitted Variance);

(b) the failure or breach of any warranties, representations, agreements, or covenants of the Debtors (subject to a grace period with respect to certain affirmative covenants and materiality thresholds, to be further specified in the Post-Petition Credit Agreement);

(c) entry of an order for the dismissal or conversion to Chapter 7 of any Debtor’s bankruptcy case; the appointment of a bankruptcy trustee or examiner except with the express written consent of the Pre-Petition Agent and the Post-Petition Agent in any Chapter 11 Case; the granting of any other superpriority administrative expense claim (if not in favor of the Post-Petition Agent or the Pre-Petition Agent) except with the express written consent of the Post-Petition Agent; the grant of any security interest in any of the DIP Collateral that is pari passu with or senior to the liens of the Post-Petition Agent or the Adequate Protection Liens of the Pre-Petition Agent; any Debtor shall attempt to vacate or modify the Interim Order or the Final Order over the objection of the Post-Petition Agent; the entry of any order modifying, reversing, revoking, staying, rescinding, vacating, or amending any Financing Order without the consent of the Post-Petition Agent; any Debtor shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Pre-Petition Agent or the Post-Petition Agent (as security for the Pre-Petition Lenders and the Post-Petition Lenders, respectively) or the claims of any of the Pre-Petition Agent, the Pre-Petition Lenders, the Post-Petition Agent, or the Post-Petition Lenders; or any Debtor shall file a motion or other pleading or support any other motion or other pleading filed seeking any of the foregoing;

(d) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest or lien (other than Post-Petition Lenders) to permit the pursuit of any judicial or non-judicial transfer or other remedy against any DIP Collateral, in each case involving assets with an aggregate value in excess of $1,000,000; provided that any order granting relief from the automatic stay to permit prepetition litigation to which the Debtors are a party to proceed shall not constitute an event of default;

(e) the Debtors shall fail to meet any DIP Facility Milestone beyond any grace period applicable thereto;

(f) entry of a sale order unless such order contemplates either indefeasible payment in full in cash of the DIP Obligations upon consummation of the sale or is otherwise consented to in writing by the Post-Petition Agent; and

(g) the filing or support by the Debtors of any plan of reorganization that (i) does not provide for termination of the unused commitments under the DIP Facility and indefeasible payment in full in cash of all of the DIP Obligations and (ii) is not otherwise acceptable to the Post-Petition Agent in its sole discretion.

Immediately upon the earlier of (x) the date that is 35 days after the Petition Date if the Final Order has not been entered by the Court on or before such date (unless such period is extended by mutual agreement of the Debtors and the Majority Post-Petition Lenders, notice of which will be filed with the Bankruptcy Court) and (y) five (5) business days (any such five-business-day period of time, the “Default Notice Period”) following the delivery of a written notice (with a copy filed with the Bankruptcy Court) (a “Default Notice”) by the Post-Petition Agent to the Debtors of the occurrence of an Event of Default unless such occurrence is cured by the Debtors prior to the expiration of the Default Notice Period or such occurrence is waived in writing by the requisite Post-Petition Lenders in their sole discretion and in accordance with “Voting” section below, one or more of the following shall occur to the extent elected by the Majority Post-Petition Lenders in their sole discretion: (i) the automatic stay shall terminate, (ii) authority to use cash collateral shall terminate, (iii) the DIP Loans shall accelerate, and (iv) the Post-Petition Agent may exercise its other rights and remedies in accordance with the DIP Facility Documentation and applicable law; provided that during the Default Notice Period, the Debtors shall be entitled to continue to use Cash Collateral in accordance with the terms of the Financing Orders; provided, further, that the Post-Petition Agent shall be required to seek relief and shall be entitled to an emergency hearing regarding the termination of the automatic stay as to clause (iv) above before expiration of the Default Notice Period.

Notwithstanding the foregoing, and irrespective of the Default Notice Period, the Post-Petition Lenders shall not be obligated to provide any DIP Loans at any time a default, an Event of Default, or a Post-Petition Default has occurred and is continuing.

Releases / Covenant Not to Sue:
The Debtors shall provide each of the Pre-Petition Agent, the Pre-Petition Lenders, and their respective partners, equityholders, directors, members, principals, agents advisors, officers, professionals (including, but not limited to, counsel), subsidiaries and affiliates a standard release and covenant not to sue as to any and all claims and causes of action against any of them as of the Petition Date. This release and covenant not to sue shall be without prejudice to any review period as to any appointed creditors’ committee or any other party in interest as more fully set forth in the Financing Orders.

Credit Bid:
The DIP Facility shall include a provision that, in connection with any sale of any or all of the Debtors’ assets under section 363 of the Bankruptcy Code, a Chapter 11 plan of reorganization or liquidation, or any equivalent thereof under any other law, the Post-Petition Agent, at the direction of the Majority Post-Petition Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all DIP Obligations.

Voting:
Amendments and waivers of the DIP Facility Documentation for the DIP Facility will require the approval of Post-Petition Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the DIP Facility (the “Majority Post-Petition Lenders”), except that:

(i) the consent of each Post-Petition Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Post-Petition Lender, (B) reductions of principal, interest or fees owing to such Post-Petition Lender (or any extension or postponement of such payments), and (C) extensions or postponement of final maturity of the DIP Facility,

(ii) the consent of 100% of the Post-Petition Lenders will be required with respect to releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the DIP Collateral (other than in connection with any sale of DIP Collateral or the release or sale of the relevant guarantor permitted by the DIP Facility),

(iii) the consent of 100% of the Post-Petition Lenders will be required with respect to modifications to any of the voting percentages or such modifications that would alter the ratable allocation / priority of payments to the holders of DIP Obligations,

(iv) the consent of all of the Post-Petition Lenders will be required with respect to increases in the Borrowing Base and to certain provisions related to adjustment to the Borrowing Base,

(v) the consent of 100% of the Post-Petition Lenders will be required with respect to amendments, modifications or waivers of any provisions in the Post-Petition Credit Agreement substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Pre-Petition Credit Agreement,

(vi) the consent of Post-Petition Lenders holding not less than 66⅔% of the aggregate amount of the commitments then outstanding under the DIP Facility (the “Required Post-Petition Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base, and

(vii) customary protections for the Post-Petition Agent and the Issuing Lender will be provided.

The DIP Facility contains customary provisions permitting the Borrower to replace non-consenting Post-Petition Lenders in connection with amendments and waivers requiring greater than a Majority Post-Petition Lender or Required Post-Petition Lender vote or the consent of all Post-Petition Lenders or of all Post-Petition Lenders directly affected thereby so long as the Majority Post-Petition Lenders shall have consented thereto.

The DIP Facility also contains usual and customary provisions regarding “Defaulting Lenders”.

The DIP Facility shall include provisions substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Pre-Petition Credit Agreement, with such modifications to be mutually agreed upon.

Cost and Yield Protection:
Usual for facilities and transactions of this type, with provisions protecting the Post-Petition Lenders from withholding tax liabilities; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market or when the Majority Post-Petition Lenders have made such a request. The DIP Facility contains provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Post-Petition Lender who asserts such claim without premium or penalty.

Assignments and Participations:
The DIP Facility will contains customary provisions regarding assignments and participations that are substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as agreed to by the Post-Petition Agent and the Borrower.

Expenses and Indemnification:
All documented (in summary form) fees, expenses, and costs (including but not limited to due diligence) of the Pre-Petition Agent, the Post-Petition Agent, the Post-Petition Lenders, and the Pre-Petition Lenders (including without limitation the documented fees, disbursements and other charges of counsel, financial advisors, engineers and environmental consultants) in the making, administration, collection, enforcement, or pursuing remedies related to the Pre-Petition Secured Indebtedness or DIP Facility shall be paid by the Debtors upon demand (subject to the Financing Orders).

The Debtors will indemnify the Post-Petition Agent, the Post-Petition Lenders and their respective officers, directors, employees, affiliates, agents, attorneys, financial advisors, and controlling persons (each, an “Indemnified Person”) and hold them harmless from and against all documented costs, expenses (including fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim arising out of or relating to any claim or litigation or other proceedings (regardless of whether any such indemnified person is a party thereto), that relate to the transactions contemplated hereby or any transaction connected therewith; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person, including any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing, (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Joint Lead Arrangers or the Post-Petition Agent in its capacity as such).

DIP to Exit Conversion:
On the date upon which the conditions precedent to the effectiveness of an “exit credit facility” shall have been satisfied or waived (the “Conversion Date”) as contemplated by the terms specified in the Exit Credit Facility Term Sheet attached as Exhibit A (the “Exit Credit Facility Term Sheet”) to that certain Exit Facility Commitment Letter (the “Exit Facility Commitment Letter”) by and among the Debtors and the Commitment Parties (as defined therein) (the following clauses (a) through (d), collectively, the “DIP Debt Conversion”): (a) all DIP Loans outstanding as of such date and any Pre-Petition Secured Indebtedness that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for “Revolving Loans” (as defined in the Exit Credit Facility Term Sheet) under the Exit Credit Facility, (b) all outstanding DIP Letters of Credit shall be deemed to be issued as “Letters of Credit” (as defined in the Exit Credit Facility Term Sheet) under the Exit Credit Facility, (c) all outstanding DIP Hedges with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Exit Credit Facility, and (d) all outstanding treasury management arrangements with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Exit Credit Facility. Upon payment in full of the DIP Obligations (including all or in part as a result of the DIP Debt Conversion), the DIP Facility will terminate and be superseded and replaced in its entirety by the Exit Credit Facility.

Governing Law and Forum:	New York.
Counsel to the Pre-Petition Agent and the Post-Petition Agent:	Vinson & Elkins L.L.P.

ANNEX I

Interest Rates:	The Borrower may elect that the DIP Loans comprising each borrowing bear interest at a rate per annum equal to: (i) ABR plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Post-Petition Lenders, 12 months or a shorter period (including 1 week or 2 weeks)) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	“ABR” means the Alternate Base Rate, which is the highest of (a) the Post-Petition Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.0% and (c) one-month LIBOR plus 1.0%.
	“LIBOR” means the London interbank offered rate for dollars, subject to a 1.0% floor.
	“Applicable Margin” means for any day, with respect to any LIBOR or ABR borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below.
	DIP Facility Usage	Unused Commitment Fee	Applicable Margin
			ABR Loans	LIBOR Loans
	X <25%	0.500%	2.00%	3.00%
	> 25% X <50%	0.500%	2.25%	3.25%
	> 50% X <75%	0.500%	2.50%	3.50%
	> 75% X <90%	0.500%	2.75%	3.75%
	X > 90%	0.500%	3.00%	4.00%
	“DIP Facility Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) Total Outstandings divided by (ii) the aggregate DIP Commitment.
Letters of Credit Fees:
A per annum fee equal to the Applicable Margin then in effect for LIBOR borrowings will accrue on the aggregate face amount of outstanding DIP Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the DIP Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Post-Petition Lenders pro rata in accordance with the amount of each such Post-Petition Lender’s DIP Commitment. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding DIP Letters of Credit or such other amount as may be agreed by the Borrower and the Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the DIP Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the total DIP Commitments of the Post-Petition Lenders less the Total Outstandings on each day, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth under the definition of “Applicable Margin” corresponding to the DIP Facility Usage as of the end of such day. The Commitment Fee is payable quarterly in arrears commencing after the Closing Date.

Upfront Fees:	20.0 bps per year for the Post-Petition Lenders, payable on the Closing Date in proportion to each Lender’s final allocation of its New Money DIP Commitment.

ANNEX II
Carve Out
1.Carve Out.
(a)Carve Out. Notwithstanding anything to the contrary in this [Final/Interim] Order, any DIP Documents (as defined in the Financing Orders), or any other order of the Court, all of the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, and the Adequate Protection Superpriority Claims (each as defined in the Financing Orders) shall be subject and subordinate only to the payment of the Carve-Out as and only to the extent set forth in this [Final/Interim] Order. As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[50,000] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any committee(1) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any official committee appointed in the Chapter 11 Cases (each, a “Committee”) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Post-Petition Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following delivery by the Post-Petition Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Post-Petition Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to any Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(1)
Any fee due and payable to a Professional Person that is employed as an investment banker or financial advisor arising from the consummation of any transaction shall be payable only to the extent allowed by the Court and as and to the extent set forth in such Professional Person’s engagement letter, and solely from the proceeds received by the Debtors resulting from the consummation of such transaction, free and clear of the liens of the Post-Petition Agent and the Post-Petition Lenders.

(b)Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the [Closing Date], each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver to the Debtors one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the Post-Petition Agent). If any Professional Person fails to deliver a Weekly Statement or the Final Statement within three calendar days after such Weekly Statement or Final Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees of such Professional Person for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement or Final Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget (as defined in the Post-Petition Credit Agreement, the “Budget”) for such period for such Professional Person; provided, that such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period for such Professional Person from a reserve to be funded by the Debtors from all cash on hand as of such date and any available cash thereafter held by any Debtor pursuant to paragraph [•](c) below. Solely as it relates to the Post-Petition Agent and the Post-Petition Lenders, any deemed draw and borrowing pursuant to paragraph [•](c)(i)(x) for amounts under paragraph [•](a)(iii) above shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Estimated Fees and Expenses included in such Weekly Statements timely received by the Debtors prior to the Termination Declaration Date plus, without duplication, (II) the lesser of (1) the aggregate unpaid amount of Estimated Fees and Expenses included in the Final Statements timely received by the Debtors pertaining to the period through and including the Termination Declaration Date and (2) the Budgeted Cushion Amount (as defined below), and (y) the aggregate unpaid amount of Allowed Professional Fees included in the Budget for the period prior to the Termination Declaration Date (such amount, the “DIP Professional Fee Carve Out Cap”). For the avoidance of doubt, the Post-Petition Agent shall be entitled to maintain at all times a reserve (the “Carve‑Out Reserve”) against availability under the DIP Facility in an amount (the “Carve-Out Reserve Amount”)

equal to the sum of (i) the greater of (x) the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors, and (y) the aggregate amount of Allowed Professional Fees contemplated to be unpaid in the Budget at the applicable time, plus (ii) the Post‑Carve Out Trigger Notice Cap, plus (iii) the amounts contemplated under paragraph [•](a)(i) and [•](a)(ii) above, plus (iv) an amount equal to the amount of Allowed Professional Fees set forth in the Budget for the then current week occurring after the most recent Calculation Date and the two weeks succeeding such current week (such amount set forth in (iv), regardless of whether such reserve is maintained, the “Budgeted Cushion Amount”). Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the [Closing Date], the Debtors shall deliver to the Post-Petition Agent a report setting forth the Carve‑Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the Post-Petition Agent shall be entitled to rely upon such reports in accordance with section [•] of the Post-Petition Credit Agreement. Prior to the delivery of the first report setting forth the Carve-Out Reserve Amount, the Post-Petition Agent shall calculate the Carve-Out Reserve Amount by reference to the Budget for subsection (i) of the Carve-Out Reserve Amount.
(c)Carve Out Reserves.
(i)On the day on which a Carve Out Trigger Notice is given by the Post-Petition Agent to the Debtors and their lead restructuring counsel with a copy to counsel to any Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (x) be deemed a draw request and notice of borrowing by the Borrower for the DIP Loans under the DIP Facility, in an amount equal to the sum of (1) the amounts set forth in paragraphs [•](a)(i) and [•](a)(ii) above, and (2) the lesser of (a) the then unpaid amounts of the Allowed Professional Fees and (b) the DIP Professional Fee Carve Out Cap (any such amounts actually advanced shall constitute DIP Loans) and (y) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs [•](a)(i)-(iii) above. The Debtors shall deposit and hold such amounts in a segregated account at the Post-Petition Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre‑Carve Out Trigger Notice Reserve”) prior to any and all other claims.
(ii)On the Termination Declaration Date, the Carve Out Trigger Notice shall also (x) be deemed a request by the Debtors for DIP Loans under the DIP Facility, in an amount equal to the Post‑Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans) and (y) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post‑Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the Post-Petition Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve

Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.
(iii)On the first business day after the Post-Petition Agent gives such notice to such Post-Petition Lenders, notwithstanding anything in the Post-Petition Credit Agreement to the contrary, including with respect to the existence of a Default or Event of Default (as such terms are defined in the Post-Petition Credit Agreement), the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Maturity Date, each Post-Petition Lender with an outstanding DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments) shall make available to the Post-Petition Agent such Post-Petition Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility; provided that in no event shall the Post-Petition Agent or the Post-Petition Lenders be required to extend DIP Loans pursuant to a deemed draw and borrowing pursuant to paragraphs [•](c)(i)(x) and [•](c)(ii)(x) in an aggregate amount exceeding the Carve-Out Reserve Amount.
(iv)All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Post-Petition Agent for the benefit of the Post-Petition Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Post-Petition Agent for the benefit of the Post-Petition Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date.
(v)Notwithstanding anything to the contrary in the DIP Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [•], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [•], prior to making any payments to the Post-Petition Agent or the [Prepetition Secured Creditors], as applicable. Notwithstanding anything to the contrary in the DIP Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the Post-Petition Agent and the Pre-Petition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Post-Petition Agent for application in accordance with the DIP Documents. Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post‑Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, the Prepetition RBL Facility, or the Second Lien Notes Indenture, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the [Prepetition Secured Obligations].
(d)Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.
(e)No Direct Obligation To Pay Allowed Professional Fees. None of the Post-Petition Agent, Post-Petition Lenders, or the [Prepetition Secured Creditors] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this [Final/Interim] Order or otherwise shall be construed to obligate the Post-Petition Agent, the Post-Petition Lenders, or the [Prepetition Secured Creditors], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(f)Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar‑for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Documents, the Bankruptcy Code, and applicable law.

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